Exhibit 10.4

MASTER REPURCHASE AGREEMENT

BOFI FEDERAL BANK, (“Buyer”),

EXCEL MORTGAGE SERVICING, INC., (“Seller”)

and

INTEGRATED REAL ESTATE SERVICE CORPORATION, (“Initial Guarantor”)

Dated

May 14, 2012

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32.	Confidentiality	53
33.	Non-Utilization Fee	54
34.	Periodic Due Diligence Review	54
35.	Authorizations	55
36.	Acknowledgement Of Anti-Predatory Lending Policies	55
37.	Documents Mutually Drafted; Amendments	55
38.	General Interpretive Principles	55

SCHEDULE 1		1
	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS	1

SCHEDULE 2		1
	AUTHORIZED REPRESENTATIVES	1

SCHEDULE 3		1
	MORTGAGE FILE	1

SCHEDULE 4		1
	FEES	1

EXHIBIT A		A-1
	MORTGAGE LOAN SCHEDULE (Ongoing Requirement)	A-1

EXHIBIT B		B-1
	OFFICER’S COMPLIANCE CERTIFICATE	B-1
	SCHEDULE 1 TO OFFICER’S COMPLIANCE CERTIFICATE	B-4
	SCHEDULE 2 TO OFFICER’S COMPLIANCE CERTIFICATE	B-5
	SCHEDULE 3 TO OFFICER’S COMPLIANCE CERTIFICATE	B-6
	SCHEDULE 4 TO OFFICER’S COMPLIANCE CERTIFICATE	B-7
	SCHEDULE 5 TO OFFICER’S COMPLIANCE CERTIFICATE	B-8

EXHIBIT C		C-1
	FORM OF POWER OF ATTORNEY	C-1

EXHIBIT D		D-1
	FORM OF OPINION OF SELLER’S COUNSEL	D-1

EXHIBIT E		E-1

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Certificate of an Officer of Seller	E-1
Exhibit C to Officer’s Certificate of Seller	E-3

EXHIBIT F	F-1
SELLER’S TAX IDENTIFICATION NUMBER	F-1

EXHIBIT G	G-1
EXISTING INDEBTEDNESS	G-1

EXHIBIT H	H-1
FORM OF ESCROW INSTRUCTION LETTER TO BE PROVIDED BY SELLER BEFORE CLOSING	H-1

EXHIBIT I	I-1
FORM OF SERVICER NOTICE	I-1

EXHIBIT J	J-1
FORM OF GUARANTEE	J-1
SPOUSAL CONSENT	J-1

EXHIBIT K	K-1
FORM OF BAILEE LETTER	K-1

EXHIBIT L	L-1
FORM OF PLEDGE AGREEMENT	L-1

EXHIBIT M	M-1
FORM OF PURCHASE CONFIRMATION	M-1

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1.                                    Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer Mortgage Loans (as hereinafter defined) to Buyer (as hereinafter defined) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

The BofI Program Guidelines are one of the Program Agreements (as hereinafter defined) .  The BofI Program Guidelines are incorporated by reference into this Agreement and Seller agrees to adhere to all terms, conditions and requirements of the BofI Program Guidelines in effect on the date hereof.  Buyer may amend the BofI Program Guidelines from time to time as more particularly described in Section 37.  In the event of a conflict or inconsistency between this Agreement and the BofI Program Guidelines, the terms of this Agreement shall govern unless subsequently amended by amendments to the BofI Program Guidelines. Seller’s execution and delivery of this Agreement constitutes such Seller’s acknowledgment of receipt of the BofI Program Guidelines and such Seller’s agreement to the terms and conditions set forth therein and herein with respect thereto.

Each party named as an “Initial Guarantor” on the cover page to this Agreement, and each   holder of 25% or more of the shares, membership interests, partnership interests or other equity or profits interests of Seller must execute a Guarantee (as hereinafter defined) in the form of Exhibit J hereto and by this reference made a part hereof, and be a Guarantor (as hereinafter defined) of all Obligations (as hereinafter defined) for all purposes. Buyer reserves the right to from time to time require holders of lesser interests in Seller to also provide Guarantees.

2.                                    Definitions

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with  Fannie Mae servicing practices and procedures, for mortgage-backed security pool mortgages, as set forth in the Fannie Mae Guides including any future updates.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is joined or consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any Governmental Authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Adjusted Tangible Net Worth” means, for any Person, Tangible Net Worth minus restricted cash, receivables due from any (i) affiliate, (ii) shareholder or (iii) employee, 25% of loans held for investment, 50% of real estate owned and 10% of investment securities.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Agency Loan” means an Aged Agency 45 Day Loan or an Aged Agency 60 Day Loan.

“Aged Agency 45 Day Loan” means a Conforming Loan that has been subject to a Transaction hereunder for a period of greater than 45 calendar days but not greater than 60 calendar days.

“Aged Agency 60 Day Loan” means a Conforming Mortgage Loan that has been subject to a Transaction hereunder for a period of greater than 60 calendar days but not greater than 75 calendar days (and for which Buyer has, in its absolute sole discretion, agreed to extend the Repurchase Date).

“Aged Agency 75 Day Loan” means a Conforming Mortgage Loan that has been subject to a Transaction hereunder for a period of greater than 75 calendar days.

“Aged Jumbo Loan” means an Aged Jumbo 30 Day Loan or an Aged Jumbo 45 Day Loan.

“Aged Jumbo 30 Day Loan” means a Mortgage Loan that has been subject to a Transaction hereunder for a period of greater than 30 calendar days but not greater than 45 calendar days.

“Aged Jumbo 45 Day Loan” means a Mortgage Loan that has been subject to a Transaction hereunder for a period of greater than 45 calendar days but not greater than 60 calendar days (and for which Buyer has, in its absolute sole discretion, agreed to extend the Repurchase Date).

“Aged Jumbo 60 Day Loan” means a Mortgage Loan that has been subject to a Transaction hereunder for a period of greater than 60 calendar days.

“Aged Loan Fee” has the meaning set forth in Section 5(c) hereof.

“Agency” means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency Approvals” has the meaning set forth in Section 14(w) hereof.

“Agency Security” means a mortgage-backed security issued by an Agency.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Assignment of Proprietary Lease” shall mean the specific agreement creating a first Lien on and pledge of the Co-op Shares and appurtenant Proprietary Lease securing a Co-op Loan.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Bid” has the meaning set forth in Section 4(c) hereof.

“Bid Fee” has the meaning set forth in Section 4(c) hereof.

 “BofI Program Guidelines” shall mean the Bank of Internet Warehouse Lending Guidelines provided to Sellers by Buyer from time to time, as the same may be amended in accordance with the provisions of Section 37 hereof.

“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in San Diego, California.

“Buyer” means BofI Federal Bank, and any successor or assign thereof.

“Buyer’s Margin Amount” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) Buyer’s Margin Percentage and (B) the Purchase Price for such Transaction.

“Buyer’s Margin Percentage” means, with respect to any Transaction as of any date, a percentage equal to the percentage obtained by dividing the (a) Market Value of the Purchased Mortgage Loans  on the Purchase Date for such Transaction by (b) the Purchase Price on the Purchase Date for such Transaction; provided, that, with respect to any Mortgage Loan which was not an Exception Mortgage Loan on the related Purchase Date and which, as of the date of determination, is an Exception Mortgage Loan, Buyer’s Margin Percentage as of such date of determination shall be equal to the percentage obtained by dividing (a) the Market Value of such Mortgage Loan on the related Purchase Date by (b) the amount the Purchase Price would have been on the Purchase Date if such Mortgage Loan had been categorized as the type of Mortgage Loan (e.g., Exception Mortgage Loan, etc.) that it is categorized on the date of determination.

“Capital Lease Obligations” means, for any Person, all obligations of such Person that are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.  For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Pledge Account” means the blocked Seller’s deposit account (under the sole dominion and control of Buyer) with BofI Federal Bank styled as “BofI Federal Bank Cash Pledge Account for EXCEL MORTGAGE SERVICING, INC.” into which Seller shall deposit and maintain at all times the amount required by Section 14(cc)(6) hereof.

“Change in Control” means:

(a)                                  any transaction or event as a result of which any ownership interest in EXCEL MORTGAGE SERVICING, INC. beneficially or of record, changes by greater than 25%;

(b)                                 the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(c)                                  the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity interests outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not holders of equity interests of Seller immediately prior to such merger, consolidation or other reorganization.

“Change in Requirement of Law” means (a) the adoption of a Requirement of Law after the date of this Agreement, (b) any change in a Requirement of Law or (c) compliance by Buyer (or by any applicable lending office of Buyer) with any Requirement of Law made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a Change in Requirement of Law regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, High Balance Conforming Mortgage Loans and conventional Mortgage Loans other than Jumbo Loans, as determined by Buyer in its sole discretion.

“Co-op Corporation” means, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Co-op Loan” means a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and the collateral assignment of the related Proprietary Lease.

“Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a stock certificate or certificates.

“Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“E&O Insurance” shall mean insurance coverage with respect to errors and omissions of Seller’s employees and agent in the amount set forth in Section 14(d) hereof.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” means, on any date of determination (including each day such Mortgage Loan is subject to a Transaction hereunder), a Mortgage Loan:

(i)                                     for which each of the representations and warranties set forth on Schedule 1 are true and correct as of such date of determination;

(ii)                                  that is a Conforming Mortgage Loan or a Jumbo Loan;

(iii)                               that has an origination date not more than thirty (30) days before its Purchase Date;

(iv)                              that is a Committed Mortgage Loan as to which Seller is not in default in any respect under the related Takeout Commitment;

(v)                                 that has a scheduled Repurchase Date not later than twenty-five (25) days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject;

(vi)                              for which the related Mortgagor has a FICO Score of at least 680, the Loan to Value Ratio does not exceed eighty percent (80%) with respect to Jumbo Loans and that otherwise meets Buyer’s requirements and Underwriting Guidelines; or there is evidence of a DU approval for conforming/ Agency eligible loans in which case the credit and LTV requirements do not apply.

(vii)                           for which a complete Loan File has been delivered to Buyer in accordance with the terms hereof;

(viii)                        for which, if a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to Buyer in accordance with the terms hereof on or prior to the third (3rd) Business Day after the related Purchase Date;

(ix)                                that, if a Wet Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions, is less than or equal to fifty percent (50%) of the Maximum Aggregate Purchase Price on any day;

(x)                                   that, if subject to a Takeout Commitment, is not (a) subject to a Takeout Commitment with respect to which Seller is in default, or (b) rejected or excluded for any reason (other than default by Buyer) from the related Takeout Commitment by the Takeout Investor;

(xi)                                for which, if subject to a Takeout Commitment, the related Takeout Commitment has not expired or been terminated or cancelled by the Takeout Investor;

(xii)                             which, if subject to an Interest Rate Protection Agreement, is not (a) subject to an Interest Rate Protection Agreement with respect to which Seller is in default, or (b) rejected or excluded for any reason (other than default by Buyer) from the related Interest Rate Protection Agreement by the Person with whom such Interest Rate Protection Agreement is maintained;

(xiii)                          for which, if subject to an Interest Rate Protection Agreement, the related Interest Rate Protection Agreement has not expired or been terminated or cancelled by the Person with whom such Interest Rate Protection Agreement is maintained;

(xiv)                         that is not a Mortgage Loan that Seller has failed to repurchase when required by the terms of this Agreement;

(xv)                            for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Buyer or Buyer’s designee pursuant to a bailee letter for more than the number of days specified in such bailee letter;

(xvi)                         for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Buyer or Buyer’s designee pursuant to a custodial release letter for more than the number of days specified in such custodial release letter;

(xvii)                      that has been approved for purchase by Buyer and at least one other Take-out Investor pursuant to a Take-out Commitment;

(xviii)                   for which, if the Agency Mortgage Loan is an Aged Agency 45 Day Loan or an Aged Agency 60 Day Loan, Seller has paid the Aged Loan Fee or has, in Buyer’s sole discretion, provided Buyer with a substitute Agency Loan that otherwise meets the requirements of this definition of Eligible Mortgage Loan;

(xix)                           for which, if the Jumbo Mortgage Loan is an Aged Jumbo 30 Day Loan or an Aged Jumbo 45 Day Loan, Seller has paid the Aged Loan Fee or has, in Buyer’s sole discretion, provided Buyer with a substitute Jumbo Loan that otherwise meets the requirements of this definition of Eligible Mortgage Loan;

(xx)                              that is not an Aged Agency 75 Day Loan or an Aged Jumbo 60 Day Loan; and

(xx)                              that is not a Non-Performing Mortgage Loan;

(xix)                           that, if a HARP Loan, when aggregated with all other HARP Loans then held by Buyer hereunder would not cause the HARP Loan Percentage to exceed ten percent (10%); and

(xxx)                         that, if a HARP Loan has a Loan to Value Ratio no greater than one hundred twenty five percent (125%).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Seller to the Settlement Agent, in the form of Exhibit H hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 15 hereof.

“Exception Mortgage Loan” means any Mortgage Loan (including, without limitation, a HARP Loan) that is not an Eligible Mortgage Loan hereunder, or any Purchased Mortgage Loan that is initially an Eligible Mortgage Loan and thereafter becomes ineligible hereunder and which is approved by Buyer in its sole discretion; provided, however, that Seller shall pay to Buyer a fee of $25 with respect to any such approval of an Exception Mortgage Loan other than a Wet-Ink Mortgage Loan and $10 with respect to any such approval of an Exception Mortgage Loan which is a Wet-Ink Mortgage Loan; and provided, that upon 30 days’ notice to the Seller, Buyer may change such Exception Mortgage Loan approval fee.  Buyer’s approval of a Mortgage Loan as an Exception Mortgage Loan shall expire on the earlier of (a) the date set forth by the Buyer in the written notice that such Mortgage Loan is approved as an Exception Mortgage Loan (an “Exception Notice”) or (b) the occurrence of any additional event, other than that set forth in the Exception Notice, which would cause the Mortgage Loan to become ineligible for purchase hereunder.  The Pricing Rate, Market Value, Purchase Price and Buyer’s Margin Percentage with respect to Exception Mortgage Loans shall be set in the sole discretion of Buyer.  Buyer may at any time, and in its sole discretion, no longer consider a Mortgage Loan an Exception Mortgage Loan, in which case such Mortgage Loan shall have a Market Value of zero.

“Existing Indebtedness” has the meaning specified in Section 13(a) (23) hereof.

“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide; as such Guide may hereafter from time to time be amended, supplemented or superseded.

“FICO” means Fair Isaac Corporation or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in the amount set forth in Section 14(d) hereof.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“Ginnie Mae” means the Government National Mortgage Association and any successor thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller or Buyer, as applicable.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means, the initial Guarantors and any other person who executes a Guarantee in the form of Exhibit J hereto, or otherwise guarantees any Obligation. “Guarantee” means the guarantee or guaranties in favor of Buyer pursuant to which each Guarantor, if any, guarantees the obligations of Seller hereunder.

“HARP Loan” means a Mortgage Loan issued under the Home Affordable Refinance Program administered by the Federal Housing Finance Agency, as such program may be in effect from time to time.

“HARP Loan Percentage” means a percentage equivalent of a quotient, calculated as of a specific point in time, the numerator of which is the aggregate Purchase Price of HARP Loans sold by Seller hereunder and held by Buyer as of such point in time, and the denominator of which is the aggregate Purchase Price of all Mortgage Loans sold by Seller hereunder and held by Buyer as of such point in time.

“High Balance Conforming Mortgage Loan” shall mean a Mortgage Loan that is secured by a first lien, and such Mortgage Loan (a) conforms to the requirements of an Agency for securitization or cash purchase; (b) has an original Mortgage Loan principal balance in excess of general conventional loan amounts for Conforming Mortgage Loans; (c) has an original Mortgage Loan principal balance that is less than the maximum high balance county limit for the county in which the related Mortgaged Property is located and (d) has a minimum FICO score of 680.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a “High Cost Loan” or “Covered Loan” as listed in the then-current version of Standard & Poor’s Anti-Predatory Lending Law Update Table (included as Appendix E of the U.S. Residential Mortgage Input File Format, Glossary, and Appendices to the Glossary for LEVELS);

“Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.  Buyer may apply its approval of any Interest Rate Protection Agreement on a loan-level basis, meaning that despite Buyer’s approval of an Interest Rate Protection Agreement Buyer shall at all times have the right, in its sole discretion, to require that any Mortgage Loan be subject to a Take-out Commitment.

“Jumbo Loan” means a Mortgage Loan originated in accordance with the criteria of the relevant Takeout Investor and Buyer for Mortgage Loans greater than $417,000 but less than $5,000,000.

“LIBOR 1-Month Index” means, for any date, the rate quoted by the banks determined by the British Bankers’ Association as published in The Wall Street Journal.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months prior to the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deadline” has the meaning specified in Section 6(b) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Market Value” means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer in its sole discretion.  Without limiting the generality of the foregoing, Seller acknowledges that (a) in the event that a Purchased Mortgage Loan is not subject to a Take-out Commitment, Buyer may deem the Market Value for such Mortgage Loan to be no greater than par and (b) Buyer in its sole and absolute discretion may reduce the Market Value of a Purchased Mortgage Loan to zero if the Purchased Mortgage Loan is not an Eligible Mortgage Loan.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller or any Affiliate; (b) a material impairment of the ability of Seller or any Affiliate that is a party to or any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller or any Affiliate that is a party to any Program Agreement, in each case as determined by Buyer in its sole discretion.

“Maximum Aggregate Purchase Price” means [Twenty Five Million Dollars $25,000,000]

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto, unless such mortgage is granted in connection with a Co-op Loan, in which case “Mortgage” means the first lien position is in the Co-op Shares of the subject Co-op Corporation and in the tenant’s rights in the Proprietary Lease relating to such Co-op Shares..

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Schedule 3 to this Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any first lien closed Conforming Mortgage Loan or Jumbo Loan that is a fixed or floating-rate, one-to-four-family residential mortgage or home equity loan evidenced by a promissory note and secured by a first lien mortgage (unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the Co-op Shares of the subject Co-op Corporation and in the tenant’s rights in the Proprietary Lease relating to such Co-op Shares), which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof; provided, however, that, except for HARP Loans, up to the limits set forth in Section 3(a) hereof, and otherwise as expressly approved in writing by Buyer, Mortgage Loans shall not include any “high-LTV” loans (i.e., a mortgage loan having a loan-to-value ratio in excess of 95% (provided that Conforming Mortgage Loans with an LTV of 80% or higher must be covered by primary mortgage insurance) or in excess of such lower percentage set forth in the Underwriting Guidelines or any High Cost Mortgage Loans.

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to Buyer.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) Exhibit A attached hereto or (b) a computer file or other electronic medium generated by Seller, which provides information (including, without limitation, the information set forth on Exhibit A attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to Buyer, in each case delivered to Buyer with the Transaction Request.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property, or other Co-op Loan collateral, securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-Performing Mortgage Loan” means (i) any Mortgage Loan for which any payment of principal or interest is more than twenty-nine (29) days past due, (ii) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (iii) any Mortgage Loan with respect to which the related mortgaged property is in foreclosure.

“Non-Utilization Fee” means, for each calendar month beginning with the calendar month ending July, 2012, an amount equal to the product of (a) 0.50% per annum calculated on a 360 day year and (b) the excess of (i) 50% of Maximum Aggregate Purchase Price over (ii) the average daily Purchase Price of the Purchased Mortgage Loans during such calendar month.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, all Warehouse Fees and other obligations and liabilities, to Buyer or its Affiliates arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 13(a) (27) hereof. “Operating Account” shall mean that certain non-interest bearing demand deposit account established by Seller with Buyer for the purposes set forth in Section 9(b) hereof.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledge Instruments” shall mean the Assignment of Proprietary Lease and the stock power related to the Co-op Shares.

“Post Default Rate” means an annual rate of interest equal to the highest of (a) the Pricing Rate plus an additional 5% or (b) the Mortgage Interest Rate.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the related Repurchase Date; provided that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” means the One Month LIBOR plus the applicable percentage listed opposite the type of Mortgage Loan as set forth below or the note rate of the mortgage loan, whichever is greater:

Type of Mortgage Loan	Percentage for Mortgage Loans other than Wet-Ink Mortgage Loans	Percentage for Wet- Ink Mortgage Loans	Percentage for Aged Loans
Conforming/Agency Mortgage Loan	3.75%	3.75%	4.75%
HARP Loans	6.75%	6.75%	7.75%
Jumbo Loan	4.75%	4.75%	5.75%
FHA	N/A	N/A	N/A

The Pricing Rate shall change in accordance with the one month LIBOR, as provided in Section 5(a). When a Purchased Mortgage Loan may qualify for two or more Pricing Rates hereunder, unless otherwise expressly agreed to by Buyer in writing, such Purchased Mortgage Loan shall be assigned the higher Pricing Rate, as applicable.

“Program Agreements” means, collectively, this Agreement, [the Guarantees], the Electronic Tracking Agreement, the BofI Program Guidelines, the Power of Attorney, the Servicing Agreement, if any, the Servicer Notice, if entered into and, with respect to each Exception Mortgage Loan, a Purchase Confirmation.

“Prohibited Person” has the meaning set forth in Section 13(a) (27) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease of a Co-op Unit evidencing the possessory interest of the owner of the Co-op Shares in such Co-op Unit.

“Purchase Confirmation” means, with respect to an Exception Mortgage Loan, a confirmation of a Transaction, in the form attached as Exhibit M hereto.

“Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by Seller to Buyer.

“Purchase Price” means the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal:

(i)                                     on the Purchase Date, in the case of all Purchased Mortgage Loans, the applicable Purchase Price Percentage multiplied by the lesser of either: (x) the Market Value of such Purchased Mortgage Loan or (y) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule; or

(ii)                                  on any day after the Purchase Date, except where Buyer and Seller agree otherwise, the amount determined under the immediately preceding clause (i) decreased by the amount of any cash transferred by Seller to Buyer pursuant to Section 6 hereof or applied to reduce Seller’s obligations under Section 4(b)(ii) or Section 4(c) hereof.

“Purchase Price Percentage” means, with respect to each Mortgage Loan, the following percentage, as applicable:

(i)             Agency Mortgage Loan

(a)                                  (1) 98% with respect to Purchased Mortgage Loans that are Conforming Mortgage Loans other than High Balance Conforming Mortgage Loans;

(2) 98% with respect to Purchased Mortgage Loans that are High Balance Conforming Mortgage Loans;

(3) 98% with respect to Purchased Mortgage Loans that are Wet-Ink Mortgage Loans; and

(b)                                 (1) the applicable Purchase Price Percentage set forth in (a) above less ten percent (10%) with respect to Purchased Mortgage Loans that are Aged 45 Day Loans; or

(2) the applicable Purchase Price Percentage set forth in (a) above less twenty five percent (25%) with respect to Purchased Mortgage Loans that are Aged 60 Day Loans.

(ii)          Jumbo Mortgage Loan

(a)                                  (1) 98% with respect to Purchased Mortgage Loans that are Jumbo Mortgage Loans;

(2) 98% with respect to Purchased Mortgage Loans that are Wet-Ink Mortgage Loans; and

(b)                                 (1) the applicable Purchase Price Percentage set forth in (a) above less ten percent (10%) with respect to Purchased Mortgage Loans that are Aged 30 Day Loans; or

(2) The applicable Purchase Price Percentage set forth in (a) above less twenty five percent (25%) with respect to Purchased Mortgage Loans that are Aged 45 Day Loans.

When a Purchased Mortgage Loan may qualify for two or more Purchase Price Percentages hereunder, unless otherwise expressly agreed to by Buyer in writing, such Purchased Mortgage Loan shall be assigned the lower Purchase Price Percentage, as applicable.

“Purchased Mortgage Loans” means the Mortgage Loans and the Repurchase Assets related to such Mortgage Loans transferred by Seller to Buyer in a Transaction hereunder.  The Mortgage Loans shall be listed on the Mortgage Loan Schedule attached to the related Transaction Request, which Mortgage Loans Buyer has been instructed to hold pursuant to this Agreement.

“Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Recognition Agreement” shall mean an agreement among a Co-op Corporation, a lender, and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Servicer, any custodian or any other person or entity with respect to a Purchased Mortgage Loan.  Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document, service and collect or foreclose upon a Mortgage Loan.

“Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means, with respect to a Mortgage Loan, the earliest of (i) the Termination Date, (ii) the date determined by application of Section 16 hereof, (iii) the date identified to Buyer by Seller in the Transaction Request as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment, (iv) the date set forth in the applicable Purchase Confirmation with respect to an Exception Mortgage Loan or (v) the date that is seventy-six (76) days following the Purchase Date with regard to Purchased Mortgage Loans that are Conforming Mortgage Loans and sixty-one (61) days following the Purchase Date with regard to Purchased Mortgage Loans that are Jumbo Mortgage Loans.

“Repurchase Price” means the price at which Buyer is to transfer Purchased Mortgage Loans to Seller on the related Repurchase Date, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“S&P” means Standard & Poor’s Ratings Services or any successor thereto.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Seller” means the Seller named as such on the cover page to this Agreement, its permitted successors and assigns, and each and every Guarantor (if any), all of which shall be jointly and severally, unconditionally and primarily, liable for all Obligations hereunder. Except where expressly provided otherwise, in every instance in which the term “Seller” is used in this Agreement it shall be deemed to include, jointly and severally, all such parties as if each were separately named.

“Servicer” means any servicer approved by Buyer in its sole discretion, which may be Seller.

“Servicer Notice” means the notice acknowledged by [Servicer] [a third party Servicer] substantially in the form of Exhibit I hereto.

“Servicing Agreement” means any servicing agreement entered into among Seller and a third party Servicer as the same may be amended from time to time.

“Servicing Rights” means rights of any Person to administer, service or subservice the Purchased Mortgage Loans or to possess related Records.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.  Seller shall submit to Buyer a list of settlement agents and the settlement agents on that list shall be deemed approved unless Buyer notifies Seller otherwise at any time electronically or in writing.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Subordinated Debt” means, Indebtedness of Seller that is (a) unsecured, (b) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (c) the payment of the principal of and interest on such Indebtedness and other obligations of Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Seller to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Take-out Commitment” means a commitment of Seller to either (a) sell one or more identified Mortgage Loans to a Take-out Investor or (b) (i) swap one or more identified Mortgage Loans with a Take-out Investor that is an Agency for an Agency Security, and (ii) sell the related Agency Security to a Take-out Investor, and in each case, the corresponding Take-out Investor’s commitment back to Seller to effectuate any of the foregoing, as applicable. With respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as sole subscriber.

“Take-out Investor” means (i) an Agency or (ii) any other institution that has made a Take-out Commitment and has been approved by Buyer.

“Tangible Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, (a) the sum of such Person’s stockholder equity (determined in accordance with GAAP) plus Subordinated Debt (b) minus all intangible assets shown as an intangible asset on the balance sheet of Seller as determined at a particular date in accordance with GAAP.

“Termination Date” means the earlier of (a) [insert date 364 days after Effective Date], and (b) the date of the occurrence of an Event of Default.

“Test Period” means any calendar quarter.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request from Seller to Buyer via an electronic transmission acceptable to Buyer notifying Buyer that Seller wishes to enter into a Transaction hereunder and indicating that it is a Transaction Request under this Agreement.  The related Mortgage Loan Schedule shall be attached to the Transaction Request

“Underwriting Guidelines” means the standards, procedures and guidelines of the relevant Takeout Investor and Buyer for underwriting and acquiring Mortgage Loans, which are set forth in written policies and procedures, a copy of which (with respect to the Takeout Investor) has been provided to Buyer, together with such other guidelines as are identified to, and approved in writing by, Buyer.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of California; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of the Agreement relating to such perfection or effect of perfection or non-perfection..

“Violation Deadline” has the meaning assigned thereto in Section 4(c) hereof.

“Warehouse Fees” shall mean those fees listed on Schedule 4 hereto.

 “Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request, (b) the Mortgage Loan Schedule and (c) such other documents as Buyer may require in its reasonable discretion.

“Wet-Ink Mortgage Loan” means a Mortgage Loan that Seller is selling to Buyer simultaneously with the origination thereof without the delivery of the related Mortgage File.

3.                                    Program; Initiation of Transactions

(a)                                  From time to time, in the sole discretion of Buyer, Buyer may purchase from Seller certain Mortgage Loans that have been originated by Seller. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.  All Purchased Mortgage Loans shall be Eligible Mortgage Loans, shall exceed or meet the Underwriting Guidelines, and shall be subserviced by Seller or Servicer, as applicable.  The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price. In addition and anything to the contrary in this Agreement notwithstanding, at no time shall the HARP Loan Percentage exceed ten percent (10%).

(b)                                 Seller shall request that Buyer enter into a Transaction by delivering to Buyer a Transaction Request (A) two (2) Business Days prior to the Proposed Purchase Date for Mortgage Loans that are not Wet-Ink Mortgage Loans or (B) by 3:00 p.m. (California time) one (1) Business Day prior to the proposed Purchase Date for Wet-Ink Mortgage Loans.  In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to the named Seller, but not any other party comprising Seller under this Agreement, describing such error and Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein. With respect to each Transaction Request, Seller shall clearly identify any HARP Loan included, and calculate and certify the related HARP Loan Percentage as of purchase of such Mortgage Loan by Buyer.

(c)                                  With respect to each Exception Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, the Market Value and the Repurchase Date in respect of such Transaction.  The terms thereof shall be set forth in the Purchase Confirmation to be delivered to Seller on or prior to the Purchase Date.

(d)                                 With respect to each Exception Mortgage Loan, the Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Purchase Confirmation relates, and Seller’s acceptance of the related proceeds shall constitute Seller’s agreement to the terms of such Purchase Confirmation.  It is the intention of the parties that, with respect to each Exception Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.  With respect to each Exception Mortgage Loan, in the event of any conflict between this Agreement and, the Purchase Confirmation, the terms of the Purchase Confirmation shall control.

(e)                                  Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the Repurchase Assets (including without limitation the Servicing Rights) shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Seller.  Upon transfer of the Mortgage Loans to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Mortgage Loan, including each document in the related Mortgage File and Records and the Servicing Rights, is vested in Buyer; provided that, prior to the recordation of the Assignment of Mortgage record title in the name of Seller to each Mortgage shall be retained by Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the subservicing and the supervision of the subservicing of the Mortgage Loans.

(f)                                    With respect to each Wet-Ink Mortgage Loan, by no later than the third (3rd) Business Day following the applicable Purchase Date, Seller shall cause the related Settlement Agent to deliver to Buyer or Buyer’s designee the remaining documents in the Mortgage File.

4.                                    Repurchase

(a)                                  Seller shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on the 5th day of each month (or, if such day is not a Business Day, on the immediately succeeding Business Day) except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee at Seller’s expense on the related Repurchase Date.

(b)                                 Provided that no Default shall have occurred and be continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Mortgage Loans, Buyer agrees to release its ownership interest hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto) at the request of Seller. The Purchased Mortgage Loans (including the Repurchase Assets related thereto) shall be delivered to Seller free and clear of any lien, encumbrance or claim. With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller agrees to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Buyer, within two Business Days, the Repurchase Price with respect to such Purchased Mortgage Loan and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

(c)                                  In the event that at any time prior to the Repurchase Date Buyer determines that any Purchased Mortgage Loan has become ineligible hereunder, Buyer may, in its sole discretion, redesignate such Mortgage Loan as an Exception Mortgage Loan. If Buyer does not redesignate such Mortgage Loan as an Exception Mortgage Loan, and if Seller fails to notify Buyer within five (5) Business Days following notice or knowledge of such ineligibility that Seller does not want to receive a bid for such Mortgage Loan as described below, Buyer or an Affiliate of Buyer may offer to nonetheless purchase such Mortgage Loan by paying Seller a price to be set by Buyer in its sole discretion (a “Bid”).  Seller may, within five (5) Business Days after receipt of a Bid (the “Violation Deadline”), in its sole discretion, either (i) accept the Bid, or (ii) immediately repurchase the Mortgage Loan at the applicable Repurchase Price.  In all events, Seller shall pay Buyer a bid fee equal to $250 (the “Bid Fee”) with respect to each Mortgage Loan on which Buyer or its Affiliate makes a Bid, regardless of whether the Bid is accepted, and such Bid Fee shall be due and payable to Buyer on or before the Violation Deadline. Any amount paid by Buyer or its Affiliate Bid is accepted pursuant to this Section shall be applied by Buyer toward the Repurchase Price for the related Transaction. Seller acknowledges and agrees that the provisions of this Section 4(c) do not in away way extend, waive or amend Seller’s absolute obligation to repurchase Mortgage Loans, including a Mortgage Loan with respect to which a Bid was accepted, upon the occurrence of a related Repurchase Date.

(d)                                 Provided that no Default shall have occurred and be continuing, if Seller desires that Buyer send a Mortgage Note and the related Mortgage to a Take-out Investor, rather than to Seller directly, in connection with Seller’s repurchase of the related Purchased Mortgage Loan, then Seller shall prepare and send to Buyer not less than three (3) Business Days prior to the requested shipping date shipping instructions to instruct Buyer when and how to send such Mortgage Note and related Mortgage to such Take-out Investor.  Buyer shall send each Mortgage Note and related Mortgage on or before the date specified for shipment in the shipping instructions as specified by Buyer to Seller in writing from time to time.  If Seller instructs Buyer to send a Mortgage Note and related Mortgage before the related Repurchase Date, Buyer will send the Mortgage Note and related Mortgage under a bailee letter in substantially the form attached hereto as Exhibit K.  If Seller does not provide Buyer with shipping instructions with respect to a Mortgage Loan, Buyer shall send the Mortgage Note and related Mortgage to Seller at such time as Buyer receives the Repurchase Price therefor.

5.                                    Price Differential; Fees.

(a)                                  On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7, 33 and 34 hereof), by wire transfer in immediately available funds.

(b)                                 If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (California time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

(c)                                  With respect to each Agency Aged 45 Day Mortgage Loan and each Agency Aged 60 Day Mortgage Loan, Seller shall pay Buyer an aged Mortgage Loan fee (the “Aged Loan Fee”) of Two Hundred and Fifty Dollars ($250.00).  Such Aged Loan Fee shall be due and payable by wire transfer of immediately available funds on the Business Day immediately succeeding the calendar day on which the relevant Mortgage Loan becomes an Aged Agency 45 Day Mortgage Loan and again on the Business Day immediately succeeding the calendar day on which the relevant Mortgage Loan becomes an Aged Agency 60 Day Mortgage Loan. Seller acknowledges and agrees that the requirement to pay an Aged Loan Fee does not in any way extend, waive or amend Seller’s absolute obligation to repurchase the relevant Mortgage Loan on the Repurchase Date.

With respect to each Aged Jumbo 30 Day Mortgage Loan and each Aged Jumbo 45 Day Mortgage Loan, Seller shall pay Buyer an aged Mortgage Loan fee (the “Aged Loan Fee”) of Two Hundred and Fifty Dollars ($250.00).  Such Aged Loan Fee shall be due and payable by wire transfer of immediately available funds on the Business Day immediately succeeding the calendar day on which the relevant Mortgage Loan becomes an Aged Jumbo 30 Day Mortgage Loan and again on the Business Day immediately succeeding the calendar day on which the relevant Mortgage Loan becomes an Aged Jumbo 45 Day Mortgage Loan.  Seller acknowledges and agrees that the requirement to pay an Aged Loan Fee does not in away any way extend, waive or amend Seller’s absolute obligation to repurchase the relevant Mortgage Loan on the Repurchase Date.

(d)                                 In addition to the other fees contemplated by this Agreement, Seller shall pay to Buyer the Warehouse Fees as and when required by Schedule 4 hereto.

6.                                    Margin Maintenance

(a)                                  If at any time the Market Value of any Purchased Mortgage Loan subject to a Transaction is less than Buyer’s Margin Amount for such Transaction (a “Margin Deficit”), then Buyer may by notice to the named Seller, but not any other party comprising Seller under this Agreement, require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

(b)                                 Notice delivered pursuant to Section 6(a) above may be given by any written or electronic means. Any notice given before 10:00 a.m. (California time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (California time) on such Business Day; notice given after 10:00 a.m. (California time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (California time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c)                                  In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against the Repurchase Price of any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

7.                                    Income Payments

(a)                                  If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer. Upon the occurrence of an Event of Default, Seller shall and shall cause Servicer to deposit all Income to the account set forth in Section 9 hereof, upon Seller’s or Servicer’s receipt of such Income, in accordance with Section 12(c) hereof.

(b)                                 Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, Seller shall remit to Buyer an amount equal to the Price Differential out of the interest portion of the Income paid in respect to the Purchased Mortgage Loans for the preceding month in accordance with Section 5 of this Agreement. Upon termination of any Transaction, to the extent that there is any excess Income after repayment of all amounts to be transferred to Buyer by Seller, Buyer, in its sole option, may apply the excess income to reduce the Repurchase Price due upon termination of any other outstanding Transactions.

(c)                                  Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days after receipt by Seller of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Seller shall remit such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

8.                                    Security Interest

(a)                                  On each Purchase Date, Seller hereby sells, assigns and conveys all of Seller’s rights and interests in the Purchased Mortgage Loans identified on the related Mortgage Loan Schedule [and the Repurchase Assets].  Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance and hazard insurance, Income, the Cash Pledge Account, the Operating Account, Interest Rate Protection Agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, deposit accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

(b)                                 Seller acknowledges that it has [no] rights to service the Purchased Mortgage Loans [but only has rights as a party to the current Servicing Agreement] Without limiting the generality of the foregoing and in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(c)                                  Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, Seller hereby authorizes Buyer to file financing statements relating to the Repurchase Assets, as Buyer, at its option, may deem appropriate. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

9.                                    Payment and Transfer; Operating Account

(a)                                  Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such other account as Buyer shall from time to time specify to Seller in writing. Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignments in blank and such other documentation as Buyer may reasonably request. Any Repurchase Price received by Buyer after 2:00 p.m. (California time) shall be deemed received on the next succeeding Business Day.

(b)                                 The Operating Account shall be used for the purposes of (i) Seller’s funding of any shortfall between (x) the proceeds of a Purchased Mortgage Loan to be disbursed at its origination and (y) the Purchase Price to be paid by Buyer for that Purchased Mortgage Loan and (ii) Seller’s payment of any difference between the Repurchase Price and the amount received by Buyer from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to this Agreement.  Funds deposited by Seller in the Operating Account to cover the shortfall, if any, referred to in clause (i) of the immediately preceding sentence will be disbursed to the Settlement Agent together with the Purchase Price for closing of the origination of the related Purchased Mortgage Loan.  At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of this Agreement.  Unless a Default or an Event of Default has occurred and is continuing or any amounts are then due and payable to Buyer under this Agreement or any other Program Agreement, (x) Seller may request, and Buyer shall promptly comply with such request, the transfer of amounts on deposit in the Operating Account to an account designated by Seller and (y) Buyer will deposit or cause to be deposited to the Operating Account the amount, if any, that Buyer receives from a Take-out Investor with respect to a Mortgage Loan in excess of the Repurchase Price and any other amounts that may then be due and owing hereunder.

10.                             Conditions Precedent

(a)                                  Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller and each other party thereto:

(1)                                  Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)                                  Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3)                                  Organizational Documents. A certificate of the corporate secretary of Seller substantially in the form of Exhibit E hereto, attaching certified copies of Seller’s charter, bylaws and corporate or other organizational resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(4)                                  Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5)                                  Incumbency Certificate. An incumbency certificate of the corporate secretary of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)                                  Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines of Seller’s approved Takeout Investors, certified by an officer of Seller.

(7)                                  Fees. Payment of any and all fees, including Warehouse Fees, due to Buyer hereunder.

(8)                                  Insurance. Evidence that Seller has added Buyer as an additional loss payee under Seller’s Fidelity Insurance.

(9)                                  Opinion of Counsel. An opinion of Seller’s counsel, in form and substance substantially as set forth in Exhibit D attached hereto.

(b)                                 All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1)                                  Due Diligence Review. Without limiting the generality of Section 34 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller [and the Servicer].

(2)                                  Required Documents.

(a)                                  With respect to each Purchased Mortgage Loan which is not a Wet Ink Mortgage Loan, the Mortgage File has been delivered to Buyer; and

(b)                                 With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Buyer.

(3)                                  Transaction Documents. Buyer or its designee shall have received on or before the second Business Day prior to such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a)                                  A Transaction Request and Mortgage Loan Schedule delivered by Seller pursuant to Section 3(b) or 3(c) hereof and a Purchase Confirmation with respect to an Exception Mortgage Loan; and

(b)                                 Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(4)                                  Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(5)                                  No Default. No Default or Event of Default shall have occurred and be continuing.

(6)                                  Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions hereunder.

(7)                                  Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(8)                                  Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement

entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(9)                                  Material Adverse Change. None of the following shall have occurred and/or be continuing:

(a)                                  an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(b)                                 an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(c)                                  there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.

(10)                            Escrow Instruction Letter. Evidence that an Escrow Instruction Letter in form and substance acceptable to Buyer has been delivered by Seller to the related Settlement Agent.

11.                             Program; Costs

(a)                                  Seller shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees incurred by Buyer hereunder or in connection herewith, including the fees and expenses of Buyer’s counsel in connection with preparing and negotiating the Program Agreements and legal fees for any subsequent amendments to this Agreement or related documents.

(b)                                 If Buyer determines that, due to any Change in Requirements of Law, there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs.

(c)                                  With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a) (5) hereof. In each such case, Seller hereby waives the right to dispute Buyer’s record of the terms of such request or other communication.

(d)                                 Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Program Agreements.

(e)                                  Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed.

12.                             Servicing

(a)                                  Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is the Servicer, Seller shall, subservice the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. Seller and Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the subservicing of any Mortgage Loan with the then-existing servicer in accordance with Section 12(e) hereof.

(b)                                 Seller shall and shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller and Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c)                                  Seller shall and shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans in the account set forth in Section 9 upon an Event of Default.

(d)                                 In the event there is a third party Servicer and upon Buyer’s request, Seller shall provide promptly to Buyer a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

(e)                                  Upon written notice, Buyer shall have the right to immediately terminate the Servicer’s right to subservice the Purchased Mortgage Loans [under the Servicing Agreement] without payment of any penalty or termination fee.  Seller and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(f)                                    If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or subservicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer.

(g)                                 For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Mortgage Loans. As such, Seller expressly acknowledges that the Purchased Mortgage Loan is sold to Buyer on a “servicing released” basis and Buyer has the right to terminate Seller or Servicer as subservicer at any time in accordance with the terms of this Section 12.

13.                             Representations and Warranties

(a)                                  Seller represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1)                                  Seller Existence. Seller has been duly organized and validly exists as a Corporation in good standing under the laws of the State of New York.  Each Guarantor is a corporation existing under the laws of the State of                       .

(2)                                  Licenses.  Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations. Seller and each Guarantor has the requisite power and authority and legal right to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement and any Transaction Request.

(3)                                  Power. Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)                                  Due Authorization. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. Any natural person bound under this Agreement or any Program Agreement has the legal capacity to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. Each Program Agreement has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller and each Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)                                  Financial Statements. Seller has heretofore furnished to Buyer a copy of (a) its consolidated balance sheet, and the consolidated balance sheets of its consolidated

Subsidiaries, if any for the most recent fiscal year of  Seller, and the related consolidated statements of income and retained earnings and of cash flows for Seller, and its consolidated Subsidiaries, if any, for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a recognized firm of duly licensed certified public accountants reasonably acceptable to Buyer, and (b) its consolidated balance sheet, and the consolidated balance sheets of its consolidated Subsidiaries, if any for the two most recent quarterly fiscal periods of  Seller, and the related consolidated statements of income and retained earnings and of cash flows for Seller,[and its consolidated Subsidiaries, if any, for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Seller, and its Subsidiaries, if any, and the consolidated results of its or their operations as at such dates and for such fiscal periods, all in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements) applied on a consistent basis. Since the close of its most recent fiscal year, there has been no material adverse change in the consolidated business, operations or financial condition of Seller, and its consolidated Subsidiaries, if any, taken as a whole from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Seller has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing. Each Guarantor has heretofore furnished to Buyer a copy of its annual personal financial statement and annual tax return for the most recent calendar year and such financial statements are complete and correct and fairly present, in all material respects, the financial condition of such Guarantor as at such dates and for such fiscal period, all in accordance with GAAP applied on a consistent basis. Since the close of the most recent calendar year, there has been no material adverse change in the financial condition of  such Guarantor from that set forth in said financial statements, nor is such Guarantor aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change.

(6)                                  Event of Default. There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7)                                  Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Mortgage Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans. Seller is not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(8)                                  No Conflicts. The execution, delivery and performance by Seller of each Program Agreement do not conflict with any term or provision of the formation documents or by-laws of Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which Seller is a party.

(9)                                  True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements).

(10)                            Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Seller of each Program Agreement.

(11)                            Litigation. There is no action, proceeding or investigation pending with respect to which Seller has received service of process or, to the best of Seller’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated any Program Agreement, (C) makes a claim individually in an amount greater than $100,000 or in an aggregate amount greater than $250,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement.

(12)                            Material Adverse Change. There has been no material adverse change in the business, operations, financial condition, properties or prospects of Seller or its Affiliates since the date set forth in the most recent financial statements supplied to Buyer as determined by Buyer in its sole discretion.

(13)                            Ownership. Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to Buyer, Buyer shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances except Seller’s right to repurchase the Purchased Mortgage Loans in accordance with the terms hereof.

(14)                            Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of each Takeout Investor.

(15)                            Taxes. Seller and its Subsidiaries, if any, have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries, if any, in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

(16)                            Investment Company. Neither Seller nor any of its Subsidiaries, if any, is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(17)                            Chief Executive Office; Jurisdiction of Organization. On the Effective Date, Seller’s chief executive office, is, and has been, located at the address provided in writing to Buyer, and Seller’s jurisdiction of organization is as previously provided in writing to Buyer. Seller shall provide Buyer with thirty (30) days advance notice of any change in Seller’s principal office or place of business or jurisdiction. Seller has no trade name. During the preceding five (5) calendar years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18)                            Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is its chief executive office.

(19)                            Tangible Net Worth and Adjusted Tangible Net Worth. On the Effective Date, Seller’s Tangible Net Worth is not less than $2,500,000 and Seller’s Adjusted Tangible Net Worth is not less than $2,000,000.

(20)                            ERISA. Seller has no Plans and is not an ERISA Affiliate of any other Person.

(21)                            Adverse Selection. Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(22)                            Agreements. Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. Neither Seller nor any

Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole. No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(23)                            Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof is listed on Exhibit H hereto (the “Existing Indebtedness”).

(24)                            Agency Approvals. With respect to each Agency Security and to the extent necessary, Seller is Ginnie Mae Approved Lender. Seller is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Take-out Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development. Should Seller for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development be required, Seller shall so notify Buyer immediately in writing.

(25)                            No Reliance.  Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(26)                            Plan Assets. Seller  is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in Seller’s hands, and transactions by or with Seller  are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(27)                            No Prohibited Persons. Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign

Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums but not limited to, the OFAC  website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(28)                            Servicing. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(29)                            Take-out Commitments.  With respect to any Take-out Commitment with an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or the Buyer has approved the related Payee Number in writing in its sole discretion. With respect to any Take-out Commitment with an Agency for which the Agency is swapping the related Purchased Mortgage Loans for a mortgage backed security, the applicable Agency documents list Buyer or its designee as sole subscriber.

(b)                                 With respect to every Purchased Mortgage Loan, Seller represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

(c)                                  The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement. Upon discovery by Seller, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its unreviewable discretion, Seller to repurchase within 1 Business Day after receipt of notice from Buyer any Purchased Mortgage Loan (i) for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer or (ii) which is determined by Buyer, in its good faith discretion, to be unacceptable for inclusion in a securitization.

14.                             Covenants

Seller covenants with Buyer that, during the term of this facility:

(a)                                  Litigation. Seller will promptly, and in any event within five (5) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or  its Subsidiaries, if any, or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $100,000 or in an aggregate amount greater than $250,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iv) requires filing with the Office of the Comptroller of the Currency in accordance its regulations[, or (v) requires filing with, or notice to, the Appropriate Federal Banking Agency.. Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

(b)                                 Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with (a) any wholly owned subsidiary of Seller, or (b) any other Person if Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

(c)                                  Servicing. Seller shall not cause or allow the Mortgage Loans to be subserviced by any servicer other than a subservicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller with the execution of this Agreement.

(d)                                 Insurance. Seller shall continue to maintain, for Seller and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $1,250,000 ($2,000,000 if the Seller and the Settlement Agent are affiliated). Seller shall maintain, for Seller and its Subsidiaries, E&O Insurance in respect of its officers, employees and agents, in an aggregate amount at least equal to $1,250,000. Seller shall notify Buyer of any change in the terms or amount of any such Fidelity Insurance or E&O Insurance.

(e)                                  No Adverse Claims. Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

(f)                                    Assignment. Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

(g)                                 Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Mortgage Loans or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Program Agreement.

(h)                                 Records.

(1)                                  Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Buyer’s possession unless Buyer otherwise approves.  Except in accordance with the terms hereof, Seller will not cause or allow any such papers, records or files that are an original or an only copy to leave Seller’s possession, except for individual items removed in connection with subservicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Buyer in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)                                  For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3)                                  Upon reasonable advance notice from Buyer, Seller shall (x) make or  cause to be made any and all such Records available to Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

 (i)                                  Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

(j)                                     Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

(k)                                  Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(l)                                     Underwriting Guidelines.  In the event that the Takeout Investor makes any amendment or modification to its Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(m)                               Distributions.  If an Event of Default has occurred and is continuing, Seller shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

(n)                                 Applicable Law.  Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

(o)                                 Existence. Seller shall preserve and maintain its legal existence and all of [their] material rights, privileges, licenses and franchises.

(p)                                 Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer thirty (30) days’ prior written notice of such change.

(q)                                 Taxes. Seller shall timely file all tax returns that are required to be filed by [it] [them] and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(r)                                    Transactions with Affiliates. Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

(s)                                  Guarantees. Neither Seller nor any Guarantor shall create, incur, assume or suffer to exist any Guarantees without Buyer’s prior written consent, which shall not be unreasonably withheld delayed or conditioned so long as no Event of Default, or any set of circumstances that could reasonably be expected to result in an Event of Default with the passage of time, then exists hereunder, except (i) those Guarantees reflected in Seller or such Guarantor’s financial statements submitted to Buyer prior to the date hereof, or the notes thereto,  or (ii) to the extent the aggregate Guarantees of each such party then outstanding do not exceed $25,000.

(t)                                    Indebtedness. Seller shall not incur any additional material Indebtedness (other than (i) the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit G hereto and (ii) usual and customary accounts payable for a mortgage company) without the prior written consent of Buyer.

(u)                                 Hedging. If Buyer in its sole discretion agrees to purchase any Mortgage Loans hereunder without the requisite Take-Out Commitment, Seller has entered into Interest Rate Protection Agreements with respect to such Purchased Mortgage Loans.

(v)                                 True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller will be true and complete and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with United States’ GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

(w)                               Agency Approvals. Seller shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (“Agency Approvals”).  Seller shall service all Purchased Mortgage Loans which are Committed Mortgage Loans in accordance with the applicable agency guide. Should Seller, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development be required, such Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.

(x)                                   Take-out Payments. With respect to each Committed Mortgage Loan, Seller shall arrange that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account set forth in Section 9 hereof, or to an account approved by Buyer in writing prior to such payment. With respect to any Agency Take-out Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, shall be identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer shall have previously approved the related Payee Number in writing in its sole discretion; with respect to any Take-out Commitment with an Agency, the applicable agency documents shall list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion.

(y)                                 Sharing of Information. Seller shall allow Buyer to exchange information related to Seller and the Transactions hereunder with third party lenders (including Buyer’s lenders and repurchase counterparties) and Seller shall permit each third party lender to share such information with Buyer.

(z)                                   Quality Control. Seller shall maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to Mortgage Loans. Such program shall be capable of evaluating and monitoring the overall quality of Seller’s loan production and servicing activities. Such program shall (i) ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; (ii) guard against dishonest, fraudulent, or negligent acts; and (iii) guard against errors and omissions by officers, employees, or other authorized persons.

(aa)                            Financial Covenants.

(1)                                  Tangible Net Worth.  Seller shall maintain a Tangible Net Worth of at least $2,500,000.

(2)                                  Adjusted Tangible Net Worth. Seller shall maintain an Adjusted Tangible Net Worth of at least $2,000,000.

(3)                                  Indebtedness to Adjusted Tangible Net Worth Ratio. Seller’s ratio of Indebtedness (on and off balance sheet) to Adjusted Tangible Net Worth shall not exceed 15:1.

(4)                                  Maintenance of Liquidity. Seller shall ensure that at all time, it has unrestricted cash and Cash Equivalents in an amount not less than $1,500,000.

(5)                                  Maintenance of Profitability. Seller shall not permit, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

(6)                                  Maintenance of Cash Pledge Account. Seller shall at all times maintain minimum cash deposits in the Cash Pledge Account in an amount equal to or greater than one percent (1%) of the Maximum Aggregate line amount.

(7)                                  Additional Warehouse Line. Seller shall maintain at least one additional warehouse or repurchase facility in an amount reasonably specified by Buyer from time to time in a written notice to the named Seller, but not any other party comprising Seller under this Agreement.  In the event that such notice requires an increase in an existing warehouse line or the addition of another warehouse line, the notice shall specify the date by which such increase must be implemented, which date shall not be less than thirty (30) days after the date of the notice.

(bb)                          Settlement Agents.  Seller shall not request that Buyer transmit funds to any Person that is not a Settlement Agent.

(cc)                            Guarantees by Owners.  Seller shall cause any Person now or hereafter owning, legally or beneficially, 25% or more of Seller’s shares, membership interests, partnership interests or other equity or profits interests, or any security or right otherwise convertible into or exchangeable for 25% or more of Seller’s shares, membership interests, partnership interests or other equity or profits interests, to enter into a Guarantee in favor or Buyer in the form attached to this Agreement as Exhibit J.

(dd)                          Issuance of Agency Securities.  If Purchased Mortgage Loans are pooled for the purpose of backing an Agency Security, Seller shall promptly deliver to the applicable Agency any and all documents necessary to enable such Agency to make Delivery to Buyer or its designee of an Agency Security backed by the related Purchased Mortgage Loans.  Seller shall not revoke such instructions to an Agency.

(ee)                            Trade Assignment.  Upon Custodian certifying a Purchased Mortgage Loan to an Agency for the issuance of an Agency Security backed by such Purchased Mortgage Loan, Seller shall deliver to Buyer a Trade Assignment executed by Seller with respect to such Agency Security.

15.                             Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

(a)                                  Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

(b)                                 Cross Default. Seller, any Guarantor, or any of their Affiliates shall be in default under (i) any Indebtedness, in the aggregate, in excess of the lesser of $250,000 or 25% of Seller’s or such Affiliates’ Adjusted Tangible Net Worth which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness;  (ii) any other contract or contracts, in the aggregate in excess of the lesser of $250,000 or 25% of the Adjusted Tangible Net Worth of Seller, such Guarantor  or such Affiliate , which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract; or (iii) any other agreement that Seller or any of Seller’s Affiliates may have with Buyer or any of Buyer’s Affiliates.

(c)                                  Assignment. Assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

(d)                                 Insolvency. An Act of Insolvency shall have occurred with respect to Seller, any Guarantor, or any Affiliate of Seller or any Guarantor.

(e)                                  Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of Seller, any Guarantor or any of their Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of Seller’s or such Guarantor’s ability to perform its obligations under this Agreement or any other Program Agreement.

(f)                                    Breach of Financial Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(9), 13(a)(12), 13(a)(13), 13(a)(19), 13(a)(23), 14(b), 14(e), 14(f), 14(g), 14(m), 14(o), 14(s), 14(t), 14(x), 14(aa), 14(bb) or 14(cc) of this Agreement.

(g)                                 Breach of Non-Financial Representation or Covenant. A breach by Seller of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above), if such breach is not cured within five (5) Business

Days of written notice of any such default (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder).

(h)                                 Change of Control. The occurrence of a Change in Control.

(i)                                     Failure to Transfer. Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

(j)                                     Judgment. A final judgment or judgments for the payment of money in excess of the lesser of (a) $100,000 or (b) 10% of Seller’s Adjusted Tangible Net Worth in the aggregate shall be rendered against Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

(k)                                  Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any Affiliate thereof, or shall have taken any action to displace the management of Seller or any Affiliate therefor to curtail its authority in the conduct of the business of Seller or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this Section 15k shall not have been discontinued or stayed within 30 days.

(l)                                     Inability to Perform. An officer of Seller, or any Guarantor, shall admit its inability to, or its intention not to, perform any of its Obligations hereunder.

(m)                               Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Repurchase Assets purported to be covered hereby.

(n)                                 Financial Statements. Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import.]

An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16.                             Remedies Upon Default

In the event that an Event of Default shall have occurred:

(a)                                  Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to the named Seller, but not any other party comprising Seller under this Agreement, of the exercise of such option as promptly as practicable.

(b)                                 If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Seller’s possession or control.

(c)                                  Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Mortgage Loans and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller.  Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

(d)                                 Buyer shall have the right to direct all subservicers then subservicing any Purchased Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the subservicers then subservicing any Purchased Mortgage Loans with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets. Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans. The foregoing procedure for disposition of the Purchased Mortgage Loans and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Mortgage Loans or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Mortgage Loans or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.

(e)                                  Upon the happening of one or more Events of Default, Buyer may apply any amounts on deposit in the Cash Pledge Account, the Operating Account and proceeds from the liquidation of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

(f)                                    Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(g)                                 To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this Section 16(g) shall accrue at a rate equal to the Post-Default Rate.

(h)                                 Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(i)                                     Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to the named Seller, but not any other party comprising Seller under this Agreement. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(j)                                     Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of non-judicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Seller recognizes that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(k)                                  Buyer shall have the right to perform reasonable due diligence with respect to Seller and the Mortgage Loans, which review shall be at the expense of Seller.

17.                             Reports

(a)                                  Default Notices. Seller shall furnish to Buyer (i) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is given to Seller’s lenders and (ii) immediately, notice of the occurrence of any (A) Event of Default hereunder, (B) default or breach by Seller or Servicer of any obligation under any Program Agreement or any material contract or agreement of Seller or Servicer, or (C) event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party.

(b)                                 Financial Notices. Seller shall furnish to Buyer:

(1)                                  as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries, if any, for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller , which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller  and its consolidated Subsidiaries in accordance with GAAP (other than solely with respect to footnotes, year-end adjustments and cash flow statements) consistently applied, as at the end of, and for, such period;

(2)                                  as soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries, if any, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller  and its consolidated Subsidiaries, if any, for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries, if any, as at the end of, and for, such fiscal year in accordance with GAAP;

(3)                                  at the time Seller furnishes each set of financial statements pursuant to Section 17(b) (1) or (2) above, a certificate of a Responsible Officer of Seller in the form of Exhibit B hereto.

(4)                                  As soon as available and in any event within ninety (90) days after the end of the calendar year, the annual personal financial statements, and within five (5) Business Days after the filing thereof, the annual tax return for  of any natural person bound under this Agreement.

(5)                                  as soon as available and in any event within thirty (30) days of receipt thereof:

(A)                              if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Seller within 5 Business Days of their filing with the SEC; provided, that, Seller or any Affiliate will provide Buyer with a copy of the annual 10-K filed with the SEC by Seller or its Affiliates, no later than 90 days after the end of the year;

(B)                                copies of relevant portions of all final written Agency, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Seller’s operations;

(C)                                such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request; and

(D)                               the particulars of any Event of Termination in reasonable detail.

 (c)                               Notices of Certain Events. As soon possible and in any event within five (5) Business Days of knowledge thereof, Seller shall furnish to Buyer notice of the following events:

(1)                                  a change in the insurance coverage required of Seller, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(2)                                  any material dispute, litigation, investigation, proceeding or suspension between Seller or Servicer, on the one hand, and any Governmental Authority or any Person;

(3)                                  any material change in accounting policies or financial reporting practices of Seller or Servicer;

(4)                                  with respect to any Purchased Mortgage Loan, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(5)                                  any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;

(6)                                  any material change in the Indebtedness of Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(7)                                  any default related to any Repurchase Asset or any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans;

(8)                                  any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller or Servicer; and

(9)                                  the occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect.

(d)                                 Portfolio Performance Data. On the first Reporting Date of each calendar month, Seller will furnish to Buyer electronically, in a format acceptable to Buyer, servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by any Servicer for the month (or any portion thereof) prior to the Reporting Date. In addition to the foregoing information on each Reporting Date, Seller will furnish to Buyer such information upon (i) the occurrence and continuation of an Event of Default and (ii) upon any Purchased Mortgage Loan becoming an Aged Loan.

(e)                                  Quality Control Reports.  Within 30 days following receipt by seller, monthly quality control reports or similar reports generated, based on a sample of at least 10% of volume, with respect to the Mortgage Loan product types.

(f)                                    Pending/Completed Repurchase Requests.  Within 30 days following the end of each calendar month, a summary of the portfolio performance of  Mortgage Loans owned or financed by Seller including representation breaches, missing document breaches, repurchases due to fraud, early payment default requests, and Mortgage Loans subject to other warehouse lines in excess of 60 days summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands and (c) total repurchase demands.

(g)           Other Reports. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

18.    Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of Buyer’s choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

19.    Single Agreement

Buyer and Seller acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.    Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via email or facsimile), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to Seller:

EXCEL MORTGAGE SERVICING, INC.

19500 Jamboree Rd

Irvine, CA 92612

Attention:

Phone Number:

Fax Number:

E-mail:

If to Guarantors:

INTEGRATED REAL ESTATE SERVICE CORPORATION

At the address for notices for such Guarantor set forth on the related Guarantee.

If to Buyer:

For Transaction Requests and Purchase Confirmations:

BofI Federal Bank

12777 High Bluff Drive, Suite 205

San Diego, CA 92130

Attention: Tom Constantine

Phone Number: 858-764-2909

Fax Number:

E-mail: TConstantine@bofifederalbank.com

For all other Notices:

BofI Federal Bank

12777 High Bluff Drive, Suite 205

San Diego, CA 92130

Attention: Darin Sullivan

Phone Number: 858-350-6212

Fax Number: 858-764-6506

E-mail: dsullivan@bofifederalbank.com

21.    Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.    Non-assignability

This Agreement and the other Program Agreements are not assignable by Seller.  Buyer may from time to time pledge, assign or transfer all or a portion of its rights and obligations under this Agreement and the other Program Agreements without any requirement of notice to, or consent by, Seller.  Buyer may distribute to any prospective pledgee, assignee or transferee any document or other information delivered to Buyer by or on behalf of Seller.

23.    Set-off

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from Seller, or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller, or any Affiliate thereof. Buyer agrees promptly to notify the named Seller, but not any other party comprising Seller under this Agreement, after any such set off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

24.    Binding Effect; Governing Law; Jurisdiction

(a)                                 This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

(b)                                 SELLER HEREBY IRREVOCABLY CONSENT[S] TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF CALIFORNIA OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF CALIFORNIA AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.    No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise will not constitute a waiver of any right to do so at a later date.

26.    Intent

(a)                                 The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

(b)                                 It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)                                  The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)                                 It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)                                  This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

27.    Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)                                 in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

(b)                                 in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)                                  in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28.    Power of Attorney

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact and exercise all rights and remedies of Seller thereunder. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28. In addition the foregoing, Seller agrees to execute a Power of Attorney, the form of Exhibit C hereto, to be delivered on the date hereof.

29.    Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

30.    Indemnification; Obligations

(a)                                 Seller agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans.

Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(b)                                 Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Seller shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

(c)                                  Without limiting the provisions of Section 30(a) hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

31.    Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32.    Confidentiality

(a)                                 This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Seller’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, [Non-Utilization Fee], Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.

(b)                                 Notwithstanding anything in this Agreement to the contrary, Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”). Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws. Seller shall implement such physical and other security measures as shall be necessary to (1) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of Buyer or any Affiliate of Buyer which Seller holds, (2) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (3) protect against any unauthorized access to or use of such nonpublic personal information. Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that the providing party has satisfied its obligations as required under this Section. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller. Seller shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to Seller by Buyer or such Affiliate. Seller shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

33.    Non-Utilization Fee

No later than the tenth (10th) Business Day following the end of each calendar month, Seller shall pay in immediately available funds to Buyer a non-refundable Non-Utilization Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at such account designated by Buyer.

34.    Periodic Due Diligence Review

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller, Servicer and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller, or such of Seller as may be the subject of Buyer’s review, unless an Event of Default shall have occurred, in which case no notice is required, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller[,] [or] Servicer.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Servicer, the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise regenerating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 34 (“Due Diligence Costs”).

35.    Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Agreement.

36.    Acknowledgement Of Anti-Predatory Lending Policies

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

37.    Documents Mutually Drafted; Amendments

Seller and Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.  This Agreement and each other Program Agreement may be amended from time to time, either by amendment to the BofI Program Guidelines from time to time, or such other amendments to this Agreement, without further consent or assent by Seller and such amendments shall be effective immediately upon notice to the named Seller, but not any other party comprising Seller under this Agreement, of the change (whether that notice is sent individually or posted to Buyer’s website) and Mortgage Loans sold to Buyer after the effective date shall be governed by the revised Agreement.

38.    General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)                                 accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)                                  references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)                                 a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)                                  the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)                                   the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)                                  all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in San Diego, California unless otherwise stated; and

(h)                                 all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1201(20) of the UCC as in effect in the State of California.

[Signature Page Follows]

IN WITNESS WHEREOF, [each] Seller and Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

BofI Federal Bank, as Buyer

By:	/s/ Tom Constantine
Name: Tom Constantine
Title: EVP & Chief Credit Officer

EXCEL MORTGAGE SERVICING, INC., as Seller

By:	/s/ William Ashmore
Name: William Ashmore
Title: President

INITIAL GUARANTORS:

INTEGRATED REAL ESTATE SERVICE CORPORATION

By:	/s/ William Ashmore
Name: William Ashmore
Title: President

ACKNOWLEDGMENT

State of

County of

On                                  , before me,                                                                 , personally appeared                                 , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[SEAL]
[Signature of Notary]

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS

(a)           Payments Current. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.  If the Mortgage Loan is a Co-op Loan, no foreclosure action or private or public sale under the Uniform Commercial Code has ever, to the knowledge of Seller, been threatened or commenced with respect to the Co-op Loan.

(b)           No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and/or interest thereunder.

(c)           Original Terms Unmodified. The terms of the Mortgage Note and Mortgage (and the Proprietary Lease, the Pledge Instruments and the Recognition Agreement with respect to each Co-op Loan) have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to Buyer and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule.  No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to Buyer and the terms of which are reflected in the Mortgage Loan Schedule.

(d)           No Defenses. The Mortgage Loan, and the Pledge Instruments related to each Co-op Loan, are not subject to any right of rescission, setoff, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or

Schedule 1-1

insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(e)           Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(f)            Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of

Schedule 1-2

Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.  With respect to each Co-op Loan, the related Co-op Corporation that owns title to the related Co-op Project is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with any and all requirements of any federal, state or local law that, if not complied with, could have a material adverse effect on the Proprietary Lease, the Co-op Shares, the Pledge Instruments or the Co-op Project.

(g)           No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(h)           Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, a Co-op Unit or a de minimis planned unit development; provided, however, that any condominium unit, Co-op Project or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to underwriting guidelines acceptable to Buyer in its sole discretion and that no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Buyer in its sole discretion.

(i)            Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected with respect to each first lien Mortgage Loan, first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

a.             the lien of current real property taxes and assessments not yet due and payable;

b.             covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

Schedule 1-3

c.             other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(j)            Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(k)           Full Disbursement of Proceeds. There is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(l)            Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(m)          Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable

Schedule 1-4

licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(n)           Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, with respect to a Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(o)           No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.  With respect to each Co-op Loan, there is no default in complying with the terms of the Mortgage Note, the Pledge Instruments and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and Seller has the right under the terms of the Mortgage Note, the Pledge Instruments and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.

Schedule 1-5

(p)           No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q)           Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(r)            Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal and/or interest payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization.

(s)           Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.

Schedule 1-6

(t)            Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(u)           No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

(v)           Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w)          Transfer of Mortgage Loans. Except with respect to Mortgage Loans intended for purchase by Ginnie Mae and for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x)            Due-On-Sale. Except with respect to Mortgage Loans intended for purchase by Ginnie Mae, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y)           No Buydown Provisions; No Graduated Payments or Contingent Interests. Except with respect to Agency Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

Schedule 1-7

(z)            Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(aa)         No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such

(bb)         Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(cc)         Conversion to Fixed Interest Rate. Except as allowed by Fannie Mae or Freddie Mac or otherwise as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(dd)         Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ee)         Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

Schedule 1-8

(ff)           Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(gg)         Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(hh)         Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(ii)           No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(jj)           Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(kk)         No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ll)           Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan; provided, however, that no such refinanced Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.

(mm)       Origination Date. The Purchase Date is no more than thirty (30) days following the origination date.

Schedule 1-9

(nn)         Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.  Such Purchased Mortgage Loan is a “closed” loan fully funded by Seller and held in Seller’s name.

(oo)         Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(pp)         Other Encumbrances. To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

(qq)         Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule delivered to Buyer.

(rr)           Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(ss)         Underwriting Guidelines. Each Purchased Mortgage Loan has been originated by Seller and was originated by Seller in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Buyer.

(tt)           Aging. Such Purchased Mortgage Loan is not an Aged Agency 75 Day Loan or an Aged Jumbo 60 Day Loan.

(uu)         Committed Mortgage Loans. Each Committed Mortgage Loan is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment (taking into consideration mortgage loans which have been purchased by the respective Take-out Investor under the Take-out Commitment and mortgage loan which Seller has identified to Buyer as covered by such Take-out Commitment) and conforms to the requirements and the specifications set forth in such Take-out Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Take-out Investor and is eligible for sale to and insurance or guaranty by, respectively the applicable Take-out Investor and applicable insurer. Each Take-out Commitment and Interest Rate Protection Agreement is a legal, valid and binding obligation of Seller and the related Take-out Investor or counterparty, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(vv)         Primary Mortgage Guaranty Insurance. Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Take-out Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been

Schedule 1-10

paid.  There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance applicable to the Mortgage Loans.

(ww)       Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.

(xx)          Wet-Ink Mortgage Loans. With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage Loan Documents as agent and bailee for Buyer or Buyer’s designee and to promptly forward such Mortgage Loan Documents in accordance with the provisions hereof and the Escrow Instruction Letter.

(yy)         Eligible Mortgage Loan.  Each Mortgage Loan is an Eligible Mortgage Loan.

(zz)          Co-op Loans—Right to Pledge.  With respect to each Co-op Loan, there is no prohibition against pledging the Co-op Shares or assigning the Proprietary Lease.  With respect to each Co-op Loan, (i) the term of the related Proprietary Lease is longer than the term of the Co-op Loan, (ii) there is no provision in any Proprietary Lease that requires the Mortgagor to offer for sale the Co-op Shares owned by such Mortgagor first to the Co-op Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Co-op Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions that are no less favorable to the lender than those contained in such agreement.

(aaa)       Co-op Loans—Valid First Lien.  With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related Co-op Shares and Proprietary Lease, subject only to (a) liens of the Co-op Corporation for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject that do not materially interfere with the benefits of the security intended to be provided by the security interest.  There are no liens against or security interests in the Co-op Shares or the Proprietary Lease relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related Co-op Corporation that individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority equal to or over Seller’s security interest in such Co-op Shares or Proprietary Lease.

(bbb)      Co-op Loans—Acceleration of Payment.  With respect to each Co-op Loan, each Pledge Instrument contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby.  The Pledge Instruments contain an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Co-op Unit is transferred or sold without the consent of the holder thereof.

Schedule 1-11

(ccc) HARP Loan Percentage. With respect to each HARP Loan, Seller has faithfully and accurately calculated the related HARP Loan Percentage, which HARP Loan Percentage does not exceed ten percent (10%).

(ddd) HARP Loan LTV.

With respect to each HARP Loan, the LTV with respect to such Mortgage Loan does not exceed one hundred twenty five percent (125%).

Schedule 1-12

SCHEDULE 2

AUTHORIZED REPRESENTATIVES

SELLER NOTICES

Name:

Address:

Phone Number:

Fax Number:

E-Mail:

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature

Schedule 2-1

BUYER NOTICES

Name:  Tom Constantine

Address: 12777 High Bluff Drive Suite 150, San Diego, CA 92130

Telephone: 858-764-2909

Fax Number:

E-Mail: TConstantine@bofifederalbank.com

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Signature

Schedule 2-2

SCHEDULE 3

MORTGAGE FILE

The Mortgage File with respect to each Mortgage Loan shall consist of the following documents:

A.            The original Mortgage Note bearing all intervening endorsements from the originator endorsed, “Pay to the order of                     , without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”); and if the Mortgage Note has been signed by a third party on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such Person to sign or a copy of such power of attorney together with an officer’s certificate from Seller (or a certificate from the county recorder’s office, escrow agent, closing attorney or title company) certifying that such copy presents a true and correct reproduction of the original and that such original has been duly recorded or delivered for recordation in the appropriate records of the jurisdiction in which the Mortgaged Property is located;

B.            A Mortgage meeting one of the following requirements:

(i)            the original Mortgage bearing evidence that the Mortgage has been duly recorded in the records of the jurisdiction in which the Mortgaged Property is located; or

(ii)           if the original Mortgage has been submitted for recordation, a copy of the Mortgage together with (i) if available, a certification from the county recorder’s (or similar recording) office, certifying that such copy represents a true and correct reproduction of the original or, if such certification is not available, either (ii) an officer’s certificate of Seller or (iii) a certification from the Settlement Agent certifying that such copy represents a true and correct reproduction of the original and that such original has been duly recorded or delivered for recordation in the appropriate records of the jurisdiction in which the Mortgaged Property is located.  A conformed recorded copy will follow as soon as the same is received by Seller, but in no event later than ninety (90) days after the Purchase Date;

C.            [Except with respect to any MERS Mortgage Loan, an original Assignment of Mortgage with assignee in blank but otherwise in recordable form, but not recorded;]

D.            The originals or county clerk certified copies of all necessary intervening assignments [with evidence of recording thereon] evidencing a complete chain of assignments from the originator of the Mortgage Loan to Seller to show a complete chain of title from the originating mortgagee to Seller or to MERS;

Schedule 3-1

E.             the original (if any) of the guarantee(s) executed in connection with the Mortgage Note;

F.             the originals of all assumption, modification, consolidation or extension agreements (if any) with evidence of recording thereon, or copies thereof certified by Seller, its servicer, title company, escrow agent or closing attorney, as applicable, stating that such copies represent true, correct and complete copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Premises is located;

G.            the original attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable commitment to issue the same or other insurance insuring the lien position of the related Mortgage Loan previously deemed acceptable in writing by Seller or its Servicer (on behalf of Seller);

H.            The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Loan thereon;

I.              Evidence satisfactory to Buyer (i) that such Mortgage Loan is a MERS Designated Mortgage Loan (which, except for MOM Loans, shall be a copy of (an) Assignment(s) of Mortgage assigning the Mortgage from the original named mortgagee to MERS, either showing the relevant recording information or accompanied by an Officer’s Certificate, which may be included on the face of such copy, certifying that such copy is a true, correct and complete copy and that such Assignment of Mortgage has been transmitted to the appropriate recording office for recordation) and (ii) that Buyer is designated as “Interim Funder” on the MERS System with respect to such Mortgage Loan;

J.             If a Wet-Ink Mortgage Loan, a fully executed insured closing letter from the related Settlement Agent involved in the wet funding of such Wet-Ink Mortgage Loan;

K.            If a Conforming Loan, a valid eligibility certification from Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, or such other documentation evidencing that such Conventional Conforming Loan is eligible for purchase by Fannie Mae or Freddie Mac or for inclusion in a security guaranteed by Ginnie Mae, as applicable, as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Mortgage Loan; and

L.             Evidence satisfactory to Buyer, in its sole discretion, that such Mortgage Loan is subject to a valid and binding Take-out Commitment or is covered by an Interest Rate Protection Agreement, which may include a copy of the related Take-out Agreement or Interest Rate Protection Agreement and such other documents required by Buyer in its sole discretion.

Schedule 3-2

SCHEDULE 4

FEES

Application Fee: Seller shall pay to Buyer in immediately available funds a non-refundable up-front Application Fee in the amount of $1,000 at the time of application. An additional fee of $1,000 is due and payable upon full execution of this Agreement and prior to activation of the facility.

Annual Application Renewal Fee: Seller shall pay to Buyer in immediately available funds an annual fee of $1,000 due upon Seller Application Renewal.

File Fee:  For each Purchased Mortgage Loan, Seller shall pay to Buyer a non-refundable File/Transaction Fee in the amount of $100 for Agency Eligible loans and $250 for Jumbo loans.  Each File Fee shall be (a) fully earned on the Purchase Date for the related Purchased Mortgage Loan, and (b) payable in arrears on the Repurchase Date for such Purchased Mortgage Loan.

Aged Loan Fees: With respect to each Agency Aged 45 Day Mortgage Loan and each Agency Aged 60 Day Mortgage Loan, Seller shall pay Buyer an aged Mortgage Loan fee (the “Aged Loan Fee”) of Two Hundred and Fifty Dollars ($250.00).

With respect to each Aged Jumbo 30 Day Mortgage Loan and each Aged Jumbo 45 Day Mortgage Loan, Seller shall pay Buyer an aged Mortgage Loan fee (the “Aged Loan Fee”) of Two Hundred and Fifty Dollars ($250.00).

Wet Note Fee: The loan collateral package must be received within 3 business days after loan funding. A $10 fee will be assessed each day thereafter.

Returned Note Fee:  Seller shall pay to Buyer in immediately available funds a non-refundable Returned Note Fee fully earned upon the return of any Mortgage Note by a Takeout Investor and payable in arrears no later than seven (7) days following the date such Mortgage Note is returned by the Takeout Investor.  The Returned Note Fee shall be $100 for each Mortgage Note returned by a Takeout Investor.

Non-Usage Fee: Lender has 90 days to ramp up production, from the customer approval date. Beginning on day 91, a minimum of 50% of warehouse line must be used, on average, each month. If the average daily balance is less than 50% of the total line amount for the period, a fee equal to .50% per year on the average unused line amount will be assessed.

Nothing contained in this Schedule 4 shall reduce in any way any obligation of Seller to pay any other or additional fees under this Agreement.  Seller and Buyer intend that this Schedule 4 is not exclusive and is meant to set forth fees in addition to any and all other fees payable under this Agreement.

Schedule 4-1

EXHIBIT A

MORTGAGE LOAN SCHEDULE (Ongoing Requirement)

MORTGAGE LOAN CHARACTERISTICS

BOFI to provide required data elements for the Warehouse Lending System (WLS) as part of the Welcome Packet. These loan details must be input and validated before release of any funds.

A-1

EXHIBIT B

OFFICER’S COMPLIANCE CERTIFICATE

I,                     , do hereby certify that I am the [duly elected, qualified and authorized] [CFO/TREASURER/FINANCIAL OFFICER] of                                                                      (“Seller”). This Certificate is delivered to you in connection with Section 17 of the Master Repurchase Agreement dated as of May 14, 2012, among Seller and BofI Federal Bank (as amended from time to time, the “Agreement”), as the same may have been amended from time to time. I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

Tangible Net Worth. Seller has maintained a Tangible Net Worth of at least $[                    ] for the calendar quarter ending [                    ]. A detailed summary of the calculation of Seller’s actual Tangible Net Worth is provided in Schedule 1 hereto.

Adjusted Tangible Net Worth. Seller has maintained an Adjusted Tangible Net Worth of at least $[                    ] for the calendar quarter ending [                    ]. A detailed summary of the calculation of Seller’s actual Adjusted Tangible Net Worth is provided in Schedule 1 hereto.

Indebtedness to Adjusted Tangible Net Worth Ratio. Seller’s ratio of Indebtedness (on and off balance sheet) to Adjusted Tangible Net Worth has not exceeded [ ]:1. A calculation of Seller’s actual Indebtedness to Adjust Tangible Net Worth is provided in Schedule 1 hereto.

Maintenance of Profitability. Seller has not permitted, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

Maintenance of Liquidity. Seller has ensured that, at all time, it has had unrestricted cash and Cash Equivalents in an amount not less than $[                    ].

[Additional Warehouse Line. Seller has maintained at least one additional warehouse or repurchase facility in a combined amount at least equal to the Maximum Aggregate Purchase Price.]

Insurance. Seller, or their Affiliates, have maintained, for Seller and its Subsidiaries, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud or an aggregate amount of at least $                    . The actual amount of such coverage is $                    .

Financial Statements. The financial statements attached hereto are accurate and complete, accurately reflect the financial condition of Seller, and do not omit any material fact as of the date(s) thereof.

Documentation. Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of such Mortgage Loan.

Compliance. Seller has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in the Agreement and the other Program Agreements to be observed, performed and satisfied by it. [If a covenant or other agreement or condition has not been complied with, Seller shall describe such lack of compliance and provide the date of any related waiver thereof.]

Action. Seller is not currently under investigation or, to best of Seller’s knowledge, no investigation by any federal, state or local government agency is threatened. Seller has not been the subject of any government investigation which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact Seller’s business. [If so, Seller shall describe the situation in reasonable detail and describe the action that Seller has taken or proposes to take in connection therewith.]

No Default. No Default or Event of Default has occurred or is continuing. [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action Seller has taken or proposes to take with respect thereto, and if such Default or Event of Default has been expressly waived by Buyer in writing, Seller shall describe the Default or Event of Default and provide the date of the related waiver.]

Distributions. Seller has not paid any dividends greater than Net Income in any given calendar year.

Indebtedness. All Indebtedness (other than Indebtedness evidenced by the Repurchase Agreement) of Seller existing on the date hereof is listed on Schedule 2 hereto.

Originations. Attached hereto as Schedule 3 is a true and correct summary of all Mortgage Loans originated by Seller during the calendar quarter ending on May 14, 2012.

Hedging. Attached hereto as Schedule 4 is a true and correct summary of all Interest Rate Protection Agreements entered into or maintained by Seller during the calendar quarter ending on [                    ].

Repurchases and Early Payment Default Requests. Attached hereto as Schedule 5 is a true and correct summary of the portfolio performance including representation breaches, missing document breaches, repurchases due to fraud, early payment default requests, summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands and (c) total repurchase demands.

Quality Control. Attached hereto as Schedule 6 is a true and correct copy of the internal quality control policy maintained by Seller.

Transactions with Affiliates.  Seller has not entered into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or made a payment that is not otherwise permitted by the Program Documents to any Affiliate.

Settlement Agents.  Seller has not requested that Buyer transmit funds to any Person that is not a Settlement Agent.

IN WITNESS WHEREOF, I have set my hand this          day of                     , 201   .

By:
Name:
Title:

SCHEDULE 1 TO OFFICER’S COMPLIANCE CERTIFICATE

CALCULATIONS OF FINANCIAL COVENANTS

As of the quarter ended [April 30, 2011]

I.	Tangible Net Worth
1.	Stockholder equity	$

2.	Subordinated Debt	$

I.(a)	Total of items 1-2	$
Less:
3.	Intangible assets determined in accordance with GAAP	$

I.(b)	Actual Tangible Net Worth	$
	Tangible Net Worth Covenant	$
	Compliance?	Yes / No

Less:
4.	Restricted cash	$
5.	Receivables from shareholders, Affiliates or employees	$
6.	25% of all mortgage loans held for investment	$
7.	50% of real estate owned	$
8.	10% of investment securities	$

I.(c)	Total of items 4-8
I.(d)	Actual Adjusted Tangible Net Worth (b minus c)	$
	Adjusted Tangible Net Worth Covenant	$
	Compliance?	Yes / No

II.	Leverage Ratio
Total Debt divided by Adjusted
Tangible Net Worth — Actual
Total Indebtedness (on and off balance sheet) — Actual
[Please insert calculations]

Leverage Covenant
	Compliance?	Yes/No

III.	Maintenance of Profitability
	Rolling Three Month Profits — Actual	$
	Rolling Three Month Profitability	>=$1.00

	Compliance?	Yes/No

SCHEDULE 2 TO OFFICER’S COMPLIANCE CERTIFICATE

INDEBTEDNESS as of

LENDER	TOTAL FACILITY SIZE	FACILITY TYPE (i.e. EPP, Repurchase)	$ AMOUNT COMMITTED	OUTSTANDING INDEBTEDNESS	EXPIRATION DATE

SCHEDULE 3 TO OFFICER’S COMPLIANCE CERTIFICATE

OVERALL MORTGAGE LOAN ORIGINATIONS

MORTGAGE LOAN TYPE	ORIGINATION CHANNEL, (i.e. retail, wholesale, correspondent)	TOTAL NUMBER OF MORTGAGE LOANS ORIGINATED	AGGREGATE PRINCIPAL BALANCE OF MORTGAGE LOANS ORIGINATED

Conforming Loans

FHA Loans

VA Loans

Jumbo Loan

SCHEDULE 4 TO OFFICER’S COMPLIANCE CERTIFICATE

SECONDARY EXECUTION STRATEGIES

Please denote which delivery methods your company participates in below.

Best Efforts and Mandatory ‘Flow’ transactions require the Seller to provide the investor commitment at the time of funding for each loan.

‘Forward Commitments’ will be required to provide the actual commitment with the investor, coverage amount, and a running spreadsheet of the loans funded as part of the fulfillment of the commitment. Additionally, the warehouse lender for each loan must be identified on the report.

Hedging/Bulk loan sales require the Seller to be approved with a minimum of two investors for bulk mandatory delivery and a copy of the current hedging report to monitor coverage. Additionally, loans must be sold within 5 days of funding and evidence of the commitment provided to Buyer upon receipt.

Best Efforts Delivery

Flow Mandatory Delivery

Forward Commitments

Hedging/Bulk Mandatory Delivery

SCHEDULE 5 TO OFFICER’S COMPLIANCE CERTIFICATE

Repurchases and Early Payment Default Requests

	Breach of Representation & Warranty	Missing Collateral Documents	Events of Default	Breach of Fraud Representation

Pending Repurchase Claims

Satisfied Repurchase Claims

TOTAL

EXHIBIT C

FORM OF POWER OF ATTORNEY

Re:                               Master Repurchase Agreement, dated as of May 14, 2012 (as amended or restated from time to time, the “Agreement”) among EXCEL MORTGAGE SERVICING, INC. (“Seller”), INTEGRATED REAL ESTATE SERVICE CORPORATION (“Initial Guarantor”) and BOFI Federal Bank (“Buyer”)

(i)                                     KNOW ALL MEN BY THESE PRESENTS, that Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion:

a.               in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Agreement (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other assets whenever payable;

b.              to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

c.               (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets, (vi) to settle, compromise or adjust any suit, action or proceeding described in clauses (iv) and (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and

Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

d.              for the purpose of carrying out the transfer of servicing with respect to the Assets from Seller or any third party to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Assets, transferring the servicing of the Assets to a successor servicer appointed by Buyer in its sole discretion;

e.               for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this day of                         , 201  .

EXCEL MORTGAGE SERVICING, INC.

By:
Name:
Title:

ACKNOWLEDGMENT

State of

County of

On                                                                     , before me,                                                                                  , personally appeared                                                                                    , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[SEAL]
[Signature of Notary]

EXHIBIT D

FORM OF OPINION OF SELLER’S COUNSEL

BofI Federal Bank
12777 High Bluff Drive Ste. 150

San Diego, CA 92130

Attention:

Ladies and Gentlemen:

We have acted as counsel to EXCEL MORTGAGE SERVICING, INC. (“Seller”) and INTEGRATED REAL ESTATE SERVICE CORPORATION (“Initial Guarantor”) in connection with the negotiation, preparation, execution and delivery of that Master Repurchase Agreement, dated as of May 14, 2012, among the Seller, the Initial Guarantor(s), and BofI Federal Bank (“Buyer”), and other agreements and documentation in connection with the transactions contemplated thereby. Capitalized terms used but not defined herein shall have the meanings set forth in the Master Repurchase Agreement.

In connection with rendering this opinion, we have examined such documents as we have deemed necessary or advisable, including the following documents:

a.             The Program Agreements;

b.             The organizational documents of Seller;

c.             The certified Consents of the Officer of Seller relating to the transactions provided for in the Program Agreements;

d.             A copy of a UCC-1 financing statement describing the Repurchase Assets naming Seller as debtor and Buyer as secured party, which will be filed under the Uniform Commercial Code as in effect in the State of                      with the office of the [Secretary of the State] of                            (the “Filing Office”) on or about                     , 201   (the “Financing Statement”);

e.             The reports attached hereto as Exhibit A (the “Search Reports”), which set forth the results of an examination conducted by Federal Research Corporation of all currently indexed UCC-1 financing statements naming Seller as debtor that are on file in the Filing Office;

f.              Good standing certificates, as of a recent date, for Seller from each of the States listed on Schedule 1 attached hereto; and

g.             The certificates, letters and opinions required to be furnished by Seller[, Guarantor] and others in connection with the execution of the Program Agreements, and the additional certificates, letter and documents delivered by or on behalf of such parties concurrently herewith.

For purposes of the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, the review of other pertinent documents and materials, and such inquiries and investigations as are appropriate in the exercise of reasonable diligence, we are of the opinion that:

1.             Seller is a [                          ], duly organized, validly existing and in good standing under the laws of the State of [                        ], and possesses the corporate power and authority to own its properties and transact the business in which it is engaged.  Seller is duly qualified as a foreign [                          ] to transact business in, and is in good standing under, the laws of each state in which a mortgaged property is located or is otherwise exempt under applicable law from such qualification.  The principal place of business of Seller is located at [                                    ].

2.             Seller has the power to engage in the transactions contemplated by the Program Agreements, and has all requisite power, authority and legal right to execute and deliver the Program Agreements, to transfer and deliver the Repurchase Assets and to perform and observe the terms and conditions of the Program Agreements. Each Initial Guarantor has the power, authority and legal right to issue and deliver the related Guarantee and to perform and observe the terms and conditions thereof.

3.             The Program Agreements have been duly and validly authorized, executed and delivered by Seller and each Initial Guarantor, and are valid, legal and binding agreements, enforceable against Seller and such Initial Guarantors in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, none of which will materially interfere with the realization of the benefits provided thereunder or with Buyer’s ownership of the Mortgage Loans.

4.             No consent, approval, authorization or order of, or notice, filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance by Seller of, or compliance by such entity with, the Program Agreements, or the transfer of the Repurchase Assets or the consummation of the transactions contemplated by the Program Agreements.

5.             Neither the transfer or delivery of the Mortgage Loans, nor the consummation of any other of the transactions contemplated in the Program Agreements, nor the fulfillment of the terms of the Program Agreements will result in a breach of or constitutes or will constitute a default under (a) the charter or by-laws of Seller, or the terms of any material indenture or other agreement or instrument to which Seller is a party or by which it is bound or to which it is subject, (b) any contractual or legal restriction contained in any indenture, mortgage, deed of trust, agreement, instrument or other similar document to which Seller or an Initial Guarantor is a party or by which it is bound or to which it is subject, or (c) any statute or order, rule, regulation, writ, injunction or decree of any court, governmental authority or regulatory body to which Seller or any Initial Guarantor,  or any of their properties, is subject or by which it or they are bound.

6.             There are no actions, suits, proceedings or investigations pending or, to the best of our knowledge, threatened against Seller that, in our judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Seller or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted or in any material liability on the part of Seller that would draw into question the validity of the Program Agreements, or of any action taken or to be taken in connection with the transactions contemplated thereby, or that would be likely to impair materially the ability of Seller to perform under the terms of, the Program Agreements.

7.             The Repurchase Agreement is effective to create, in favor of Buyer, a valid “security interest” as defined in Section 1-201(37) of the Uniform Commercial Code in all of the right, title and interest of Seller in, to and under the Repurchase Assets, except that (a) such security interests will continue in Repurchase Assets after its sale, exchange or other disposition only to the extent provided in Section 9-315 of the Uniform Commercial Code, (b) the security interests in Repurchase Assets in which Seller acquires rights after the commencement of a case under the Bankruptcy Code in respect of Seller may be limited by Section 552 of the Bankruptcy Code.

8.             When the Mortgage Notes are delivered to Buyer, endorsed in blank by a duly authorized officer of Seller, the security interest referred to in Section 7 above in the Mortgage Notes will constitute a fully perfected first-priority security interest in all right, title and interest of Seller therein.

9.           (a)           Upon the filing of Financing Statements with the Filing Office, the security interests referred to in Section 7 above will constitute a fully perfected security interest under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Repurchase Assets, to the extent that a security interest therein can be perfected by filing under the Uniform Commercial Code.

(b)           The UCC Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Repurchase Assets as of the dates and times specified on Schedule 2. The UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Repurchase Assets prior to the effective dates of the UCC Search Report.

10.                                                                                             Seller is not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

EXHIBIT E

Certificate of an Officer of Seller

The undersigned, [                    ] of EXCEL MORTGAGE SERVICING, INC., a [                    ] (the “Seller”), hereby certifies as follows:

1.             Attached hereto as Exhibit A is a copy of the formation documents of the Seller, as certified by the Secretary of State of the State of [                    ].

2.             No amendment to the formation documents, or any other charter documents, of Seller has been filed, recorded or executed since                      [    ], 201  , and no authorization for the filing, recording or execution of any such amendment or other charter document is outstanding.

3.             Attached hereto as Exhibit B is a true, correct and complete copy of the By-laws of the Seller as in effect as of the date hereof and at all times since                      [    ], 201  .

4.             Attached hereto as Exhibit C is a true, correct and complete copy of resolutions adopted by the Board of Directors of the Seller by unanimous written consent on                      [    ], 201   (the “Resolutions”). The Resolutions have not been further amended, modified or rescinded and are in full force and effect in the form adopted, and they are the only resolutions adopted by the Board of Directors of the Seller or by any committee of or designated by such Board of Directors relating to the execution and delivery of, and performance of the transactions contemplated by the Master Repurchase Agreement dated as of May 14, 2012 (the “Repurchase Agreement”), between Seller and BofI Federal Bank (“Buyer”).

5.             The Repurchase Agreement and the Guarantee are substantially in the form approved by the Resolutions or pursuant to authority duly granted by the Resolutions.

6.             The undersigned, as a officers of the Seller or as attorney-in-fact, are authorized to and have signed manually the Repurchase Agreement, the Guarantee or any other document delivered in connection with the transactions contemplated thereby, were duly elected or appointed, were qualified and acting as such officer or attorney-in-fact at the respective times of the signing and delivery thereof, and were duly authorized to sign such document on behalf of the Seller, and the signature of each such person appearing on any such document is the genuine signature of each such person.

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the          day of                     , 201   .

EXCEL MORTGAGE SERVICING, INC. (“Seller”)

By:

Name:

Title:

Exhibit C to Officer’s Certificate of Seller

CORPORATE RESOLUTIONS OF SELLER

Action of the Board of Directors
Without a Meeting Pursuant to
Section              of

The undersigned, being the directors of EXCEL MORTGAGE SERVICING, INC., a banking corporation (“Seller”), do hereby consent to the taking of the following action without a meeting and do hereby adopt the following resolutions by written consent pursuant to Section                          of                              of the State of                     :

WHEREAS, it is in the best interests of Seller to transfer from time to time to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by Seller pursuant to the terms of the Repurchase Agreement (as defined below).

NOW, THEREFORE, be it

RESOLVED, that the execution, delivery and performance by Seller of the Master Repurchase Agreement (the “Repurchase Agreement”) to be entered into by Seller and BofI Federal Bank, as Buyer, substantially in the form of the draft dated                      , 201  , attached hereto as Exhibit A, are hereby authorized and approved and that the [President] or any [Vice President] (collectively, the “Authorized Officers”) of Seller be and each of them hereby is authorized and directed to execute and deliver the Repurchase Agreement to Buyer with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

RESOLVED, that the Authorized Officers hereby are, and each hereby is, authorized to execute and deliver all such aforementioned agreements on behalf of Seller and to do or cause to be done, in the name and on behalf of Seller, any and all such acts and things, and to execute, deliver and file in the name and on behalf of Seller, any and all such agreements, applications, certificates, instructions, receipts and other documents and instruments, as such Authorized Officer may deem necessary, advisable or appropriate in order to carry out the purposes of the foregoing resolutions.

RESOLVED, that the proper officers, agents and counsel of Seller are, and each of such officers, agents and counsel is, hereby authorized for and in the name and on behalf of Seller to take all such further actions and to execute and deliver all such other agreements, instruments and documents, and to make all governmental filings, in the name and on behalf of Seller and such officers are authorized to pay such fees, taxes and expenses, as advisable in order to fully carry out the intent and accomplish the purposes of the resolutions heretofore adopted hereby.

Dated as of:                              , 201

EXHIBIT F

SELLER’S TAX IDENTIFICATION NUMBER

F-1

EXHIBIT G

EXISTING INDEBTEDNESS

G-1

EXHIBIT H

FORM OF ESCROW INSTRUCTION LETTER TO BE PROVIDED BY SELLER BEFORE CLOSING

The escrow instruction letter (the “Escrow Instruction Letter”) shall also include the following instruction to the Settlement Agent (the “Escrow Agent”):

BofI Federal Bank (“Buyer”) has agreed to provide funds (“Escrow Funds”) to EXCEL MORTGAGE SERVICING, INC. to finance certain mortgage loans (the “Mortgage Loans”) for which you are acting as Escrow or Settlement Agent.

You hereby agree that (a) you shall receive such Escrow Funds from Buyer to be disbursed in connection with this Escrow Instruction Letter, (b) you will hold such Escrow Funds in trust, without deduction, set-off or counterclaim for the sole and exclusive benefit of Buyer until such Escrow Funds are fully disbursed on behalf of Buyer in accordance with the instructions set forth herein, and (c) you will disburse such Escrow Funds on the date specified for closing (the “Closing Date”) only after you have followed the Escrow Instruction Letter’s requirements with respect to the Mortgage Loans. In the event that the Escrow Funds cannot be disbursed on the Closing Date in accordance with the Escrow Instruction Letter, you agree to promptly remit the Escrow Funds to Buyer by re-routing via wire transfer the Escrow Funds in immediately available funds, without deduction, set-off or counterclaim, back to the account specified in Buyer’s incoming wire transfer.

You further agree that, upon disbursement of the Escrow Funds, you will hold all Mortgage Loan Documents specified in the Escrow Instruction Letter in escrow as agent and bailee for Buyer, and will forward the Mortgage Loan Documents and original Escrow Instruction Letter in connection with such Mortgage Loans by overnight courier (y) to Buyer within five (5) Business Days following the date of origination.

You agree that all fees, charges and expenses regarding your services to be performed pursuant to the Escrow Instruction Letter are to be paid by Seller or its borrowers, and Buyer shall have no liability with respect thereto.

You represent, warrant and covenant that you are not an affiliate of or otherwise controlled by Seller, and that you are acting as an independent contractor and not as an agent of Seller.

The provisions of this Escrow Instruction Letter may not be modified, amended or altered, except by written instrument, executed by the parties hereto and Buyer. You understand that Buyer shall act in reliance upon the provisions set forth in this Escrow Instruction Letter, and that Buyer is an intended third party beneficiary hereof.

Whether or not an Escrow Instruction Letter executed by you is received by Buyer, your acceptance of the Escrow Funds shall be deemed to constitute your acceptance of the Escrow Instruction Letter.

H-1

EXHIBIT I

FORM OF SERVICER NOTICE

May 14, 2012

[                    ], as Servicer

[                    ]

Attention: [                    ]

Re:          Master Repurchase Agreement, dated as of May 14, 2012 (the “Repurchase Agreement”), by and between EXCEL MORTGAGE SERVICING, INC. (“Seller”) and BofI Federal Bank (“Buyer”).

Ladies and Gentlemen:

[                                      ] (the “Servicer”) is subservicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement between the Servicer and Seller. Pursuant to the Repurchase Agreement between Buyer and Seller, the Servicer is hereby notified that Seller has pledged to Buyer certain mortgage loans which are serviced by Servicer which are subject to a security interest in favor of Buyer.

Upon receipt of a Notice of Event of Default from Buyer (“Notice of Event of Default”) in which Buyer shall identify the mortgage loans which are then pledged to Buyer under the Repurchase Agreement (the “Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Following such Notice of Event of Default, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer.

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.

I-1

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following addresses:  [                    ].

Very truly yours,

[                  ]

By:
Name:
Title:

ACKNOWLEDGED:

[                    ], as Servicer

By:
Name:
Title:

Telephone:
Fax:

I-2

EXHIBIT J

FORM OF GUARANTEE

GUARANTEE AGREEMENT

1.             FOR VALUE RECEIVED, the undersigned [                                ], a resident of the state of [       ] (hereinafter called “Guarantor”, whether one or more), hereby jointly and severally with all other Guarantors now or hereafter existing (if any), unconditionally, absolutely and irrevocably guarantees the full and timely payment and performance of each and every covenant, agreement, undertaking and obligation (collectively the “Obligations”) made by EXCEL MORTGAGE SERVICING, INC. (the “Obligor”) to or for the benefit of BofI Federal Bank (“Bank”), including without limitation those set forth in that certain Master Repurchase Agreement (the “Agreement”), dated May 14, 2012, executed by Obligor and Bank, relating to the purchase by Bank and repurchase by Obligor of interests in various mortgage loans, as said Agreement may be amended from time to time.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

2.             Guarantor expressly waives diligence on the part of said Bank in the collection or enforcement of the Obligations, whether fixed or contingent, and waives presentment, protest, notice of protest, dishonor, notice of acceptance of this Guarantee, notice of non-performance, demands for performance and approval of any modifications, renewals or extensions of the Obligations that may be granted to the Obligor.  Bank shall be under no obligation to notify any of the Guarantors of its acceptance of this Guarantee, nor of any advances made or credit extended or participations purchased on the faith hereof, nor of the failure of said Obligor to pay and perform the Obligations, nor to use diligence in preserving the liability of any entity or person on said Obligations whether fixed or contingent, nor in bringing suit to enforce collection or enforcement of the Obligations secured by this Guarantee, nor of notice of any instruments now or hereafter executed in favor of Bank evidencing or securing said indebtedness.  Guarantor individually and severally further agrees to pay reasonable attorney’s fees and litigation costs and expenses should this Guarantee be placed in the hands of an attorney for enforcement, or should it be enforced through any court.

3.             Guarantor agrees that this is a continuing Guarantee, and shall include the Obligations as described in Paragraph 1 above together with any modifications, revisions or extensions thereto or any expenses incurred in connection therewith, and that it may be enforced by Bank without first resorting to or exhausting any security or collateral, or without first having exhausted other rights and remedies of Bank against Obligor.  Further, Bank shall not be required to exhaust its remedies against accommodation makers, sureties and endorsers or any other guarantors.  Pursuit by Bank of any of its remedies shall not impair this Guarantee and shall not be deemed an election of remedies.  To the extent permitted by law, Guarantor waives the benefit of any statute of limitation affecting Guarantor’s liability hereunder or the manner or mode of enforcement thereof.

4.             Guarantor consents, without affecting Guarantor’s liability to Bank hereunder, that the Bank may, without notice to or consent of Guarantor, upon such terms as it may deem advisable, (a) modify the Obligations by modification of the Agreement, (b) purchase Mortgage Loans pursuant to the Agreement, thus increasing the Obligations, or (c) settle or compromise any claim of the Bank against the Obligor, or against any other person, firm or corporation, including, without limitation, any other Guarantor.  Guarantor hereby ratifies and affirms any such modification, participations, settlement or compromise; and waives all defenses, counterclaims or offsets which the Guarantor might have by reason thereof.

5.             If any or all of the Obligations hereby guaranteed are secured obligations, Guarantor agrees that the Bank may from time to time, at its discretion, with or without valuable consideration, allow release, surrender, substitution, exchange, subordination, loss or withdrawal of security or collateral, and should the Obligor execute in favor of said Bank any collateral agreement, the exercise by the Bank of any right conferred upon it in said agreement shall be wholly discretionary with the Bank, and such exercise of, or failure to exercise such right shall in no way impair or diminish the obligations of Guarantor hereunder.  Bank may, without in any manner impairing or diminishing the obligations of the Guarantor hereunder, elect to pursue any available remedy against Obligor or against any security held by Bank, whether or not the exercise by Bank of any such remedy shall result in loss to Guarantor of any right of subrogation or right to proceed against Obligor for reimbursement.

6.             In the event Obligor is a corporation, joint stock association or partnership, or is hereafter incorporated, if the Obligations at any time hereafter exceed the amount permitted by law, if the Obligations are at any time hereafter deemed to be usurious, if the Obligor is not liable because the act of creating the Obligations are ultra vires, or if the officers or persons creating the Obligations acted in excess of their authority, and for these reasons the Obligations to the Bank which Guarantor agreed to pay cannot be enforced against Obligor, such facts shall in no manner affect Guarantor’s liability hereunder, but Guarantor shall be liable hereunder, notwithstanding that Obligor is not liable for such Obligations, and to the same extent as Guarantor would have been if the Obligations of the Obligor had been enforceable against it.

7.             Guarantor further agrees that this Guarantee shall not be discharged, impaired or affected by (a) the transfer by the Obligor of all or any portion of the Mortgage Loans contemplated by the Agreement, or (b) any defense (other than the full payment of the Obligations hereby guaranteed in accordance with the terms hereof) that the Guarantor may or might have as to Guarantor’s respective undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by the undersigned Guarantor.

8.             Should the status of Obligor change, this Guarantee shall continue and also cover the Obligations of Obligor under the new status, according to the terms hereof guaranteeing the Obligations of the original Obligor.

9.             Guarantor waives any defense arising by reason of any disability or other defense of the Obligor or by reason of the cessation from any cause whatsoever of the liability of Obligor.  Until all the Obligations of the Obligor to Bank shall have been paid in full, Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which Bank now has or may hereafter have against the Obligor; and Guarantor waives any benefit of, and any right to participate in, any security now or hereafter held by Bank.

10.           This Guarantee shall remain and continue in full force and effect notwithstanding the institution by or against the Obligor of bankruptcy, reorganization, readjustment, receivership, assignment for the benefit or creditors or insolvency proceedings of any nature, or the disaffirmation of the said Obligations in any such proceedings, or otherwise.

11.           In the event any payment made by Obligor to Bank with respect to the Obligations is held to constitute a preference under the U.S. Bankruptcy Code, or if for any other reason Bank is required to refund such payment or pay the amount thereof to any other party, such a payment shall not constitute a release of Guarantor from any liability hereunder, but Guarantor agrees to pay such amount to Bank upon demand.

12.           In the event Guarantor is a corporation, Guarantor warrants and represents that it has authority to execute and deliver this Guarantee and agrees that it will do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a business or stock corporation under the laws of the state of its incorporation.

13.           To the fullest extent permitted by law, Guarantor expressly waives and relinquishes all rights and remedies of suretyship, including, but not limited to, all rights and remedies provided under sections 2787 through 2856 of the Civil Code of the State of California.

14.           This Guarantee is for the benefit of Bank, its successors and assigns, and in the event of an assignment by the Bank, its successors or assigns, of the Obligations, or any part thereof, the rights and benefits hereunder shall be transferred with such Obligations without further act on the part of Bank and without notice to Guarantor.

15.           Suit may be brought against the Guarantor or against any other guarantor without impairing the rights of Bank, its successors or assigns, against any guarantor, and the Bank may compromise or settle with any guarantor for such sum or sums as it may see fit and release such guarantor from all further liability to Bank for the Obligations without impairing the right of the Bank to demand and collect the balance of the Obligations from other guarantors not so released; but it is agreed, however, that such compromise, settlement and release shall in no way impair the rights of the guarantors as among themselves.

16.           In the event of the death of any Guarantor hereunder, the obligation of the deceased shall continue in full force and effect against his or her estate or beneficiaries as to all Obligations which shall have been created or incurred by the Obligor prior to the time when the Bank shall have received notice, in writing, of such death; and this Guarantee shall from the date of such death as to all Obligations created, incurred or arising after such death remain and continue in full force as a Guarantee by the surviving guarantors.

17.           This Guarantee shall be governed in all respects by the laws of the State of California without regard to its conflicts of law principles. All actions, claims and disputes arising under this Guarantee or the Program Agreements shall be brought in the Superior Court of the State of California in San Diego County or the United States District Court for the Southern District Court of California in San Diego, California, as permitted by law.  Guarantor hereby irrevocably consents and submits to the personal jurisdiction of the named courts. Guarantor, represents and warrants that the place of performance of this Guarantee is San Diego County, California.

18.           The invalidity or unenforceability in any particular circumstances of any provision of this Guarantee shall not extend beyond such provision or such circumstances, and no other provision of this instrument shall be affected thereby.

19.           Guarantor acknowledges and agrees that Guarantor has received and reviewed a copy of the Agreement and all other documents executed in connection with the Agreement.

20.           Any notice or demand required hereunder shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to Guarantor or Bank, as the case may be, at the address set out in the Agreement for the Bank and as set forth below for Guarantor or at such other address as such party may hereafter deliver in accordance herewith.  Any other method of delivery or demand shall be effective only when actually received by the recipient thereof. If and when included within the term “Guarantor” or “Bank” there are more than one person, all shall jointly arrange among themselves for their joint execution and delivery of a notice to the other specifying some person at some specific address for the receipt of all notices, demands, payments or other documents.  All persons included within the terms “Guarantor” or “Bank”, respectively, shall be bound by notices, demands, payments and documents given in accordance with the provisions of this Paragraph to the same extent as if each had received such notice, demand, payment or document.

21.           To the extent permitted by law, Guarantor further hereby waives and agrees not to assert or take advantage of:

a.             Any right to require Bank to proceed against Obligor or (if Obligor is a limited liability company) any members of Obligor or any other indemnitor or guarantor of the Obligations guaranteed hereby or any other person or to proceed against or exhaust any security held by Bank at any time or to pursue any other remedy in Bank’s power or under any other agreement before proceeding against any Guarantor hereunder;

b.             (i) Any defense based upon an election of remedies by Bank, even though such election destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor (after payment of the obligations guaranteed by Guarantor under this Guarantee) to proceed against Obligor for reimbursement, or both, and (ii) any and all rights or defenses Guarantor may have by reason of protection afforded to Obligor with respect to any of the obligations of Guarantor under this Guarantee pursuant to the antideficiency or other laws of the State of California limiting or discharging Obligor’s indebtedness;

c.             Any right or claim or right to cause a marshaling of the assets of Guarantor;

d.             Any duty on the part of Bank to disclose to Guarantor any facts Bank may now or hereafter know about Obligor, regardless of whether Bank has reason to believe that any such facts materially increase the risk beyond that which Guarantor intended to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that

Guarantor is fully responsible for being and keeping informed of the financial condition of Obligor and of any and all circumstances bearing on the risk that liability may be incurred by Guarantor

e.             Any lack of notice of disposition or of manner of disposition of any collateral;

f.              Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Transaction Documents;

g.             Any deficiencies in the collateral or any deficiency in the ability of Bank to collect or to obtain performance from any persons or entities now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

h.             Any assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of Obligor) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Bank to enforce any of its rights, whether now or hereafter required, which Bank may have against Guarantor or the collateral;

i.              Any modifications of the Transaction Documents or any obligation of Obligor by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

j.              Any action, occurrence, event or matter consented to by Guarantor under Section 20(d) hereof, under any other provision hereof, or otherwise;

k.             Any and all benefits and defenses under California Civil Code Section 2810;

l.              Any and all benefits and defenses under California Civil Code Section 2809;

m.            All principles or provisions of law, statutory or otherwise, that are, or might be, in conflict with the terms of this Guarantee.  By doing so, Guarantor agrees that Guarantor’s obligations shall not be affected by any circumstances, whether or not referred to in this Guarantee, which might otherwise constitute a legal or equitable discharge of a surety or guarantor; and

o.             Any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder.

Guarantor understands that the exercise by Bank of certain rights and remedies contained in the Transaction Documents may affect or eliminate Guarantor’s right of subrogation against Obligor, and/or any other Guarantor, and that Guarantor may therefore incur a partially or totally non-reimbursable liability under this Guarantee.  Nevertheless, Guarantor hereby authorizes and empowers Bank to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the obligations under this Guarantee shall be absolute, independent and unconditional under any and all circumstances.

In accordance with Section 2856 of the California Civil Code, Guarantor also waives any right or defense based upon an election of remedies by Bank, even though such election destroys or otherwise impairs the subrogation rights of Guarantor or the rights of Guarantor (after payment of the obligations guaranteed by Guarantor under this Guaranty) to proceed against Obligor for reimbursement, or both.

In accordance with Section 2856 of the California Civil Code, Guarantor waives any and all other rights and defenses available to Guarantor by reason of Sections 2787 through 2856, inclusive, of the California Civil Code, including any and all rights or defenses Guarantor may have by reason of protection afforded to Obligor with respect to any of the obligations of Guarantor under this Guarantee pursuant to the antideficiency or other laws of the State of California limiting or discharging Obligor’s indebtedness.  Likewise, Guarantor waives any and all rights and defenses available to Guarantor under California Civil Code Sections 2899 and 3433

Guarantor shall have no right of, and hereby waives any claim for, subrogation, reimbursement, indemnification, and contribution against Obligor and against any general partner, member or other constituent of Obligor, and against any other person, including, without limitation, any other Guarantor, or any collateral or security for the indebtedness (including without limitation any such rights pursuant to Sections 2847 and 2848 of the California Civil Code), until the indebtedness has been indefeasibly paid and satisfied in full and all outstanding obligations owed to Bank under the Transaction Documents have been fully performed.

GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT GURANTOR MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND ACKNOWLEDGES THAT BANK HAS BEEN INDUCED TO ACCEPT THIS AGREEMENT AND THE OTHER PROGRAM AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS SET FORTH IN THIS PARAGRAPH.

EXECUTED effective as of the          day of                           , 201   .

INTEGRATED REAL ESTATE SERVICE CORPORATION

By:
Name:
Title:

GUARANTOR ADDRESS FOR NOTICE

ACKNOWLEDGMENT

State of

County of

On                                                            , before me,                                                                                                  , personally appeared                                                                                                 , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[SEAL]
[Signature of Notary]

EXHIBIT K

FORM OF BAILEE LETTER

Date:

Attn:

Re:          Purchase of Mortgage Loans from EXCEL MORTGAGE SERVICING, INC.

Pursuant to the terms and conditions set forth below, BofI Federal Bank (“Secured Party”) hereby delivers to                                 (the “Investor”) and, if applicable,                                           , as custodian for the Investor (the “Investor Custodian”), upon execution of this letter by the Investor and, if applicable, Investor Custodian, the original executed promissory note(s) and other documentation, all as set forth on the schedule attached hereto (the “Mortgage Loan Documentation”) evidencing the mortgage loan(s) described on the schedule attached hereto (the “Mortgage Loan(s)”). The Secured Party has a perfected first lien security interest in the Mortgage Loan(s) under the Master Repurchase Agreement dated May 14, 2012 (the “Repurchase Agreement”) among the Secured Party, and EXCEL MORTGAGE SERVICING, INC. (the “Seller”) and the guarantors listed therein and expressly retains and reserves all of its rights in the Mortgage Loan(s), the Mortgage Loan Documentation and all related security instruments, files, and documents (the “Loan Documents”) until the Secured Party has received the Purchase Amount (as hereinafter defined) for the Mortgage Loan(s) from the Investor in accordance with this letter.

Investor and/or, if applicable, Investor Custodian, is or are, as applicable, hereby instructed: (i) to hold in trust, as bailee for the Secured Party, the Mortgage Loan Documentation and all Loan Documents that it receives related to the Mortgage Loan(s), until its status as bailee is terminated as set forth herein; (ii) not to release or deliver, or authorize the release or delivery of any of the Mortgage Loan Documentation or any other Loan Documents to the Seller or any other person or take any other action with respect to the Mortgage Loan Documentation or any Loan Document which release, delivery or other action could cause the security interest of the Secured Party to become unperfected or which could otherwise jeopardize the perfected security interest of the Secured Party in the Mortgage Loan(s)or impair the priority thereof; (iii) to deliver, or to cause to be delivered, the Purchase Amount only to the Secured Party pursuant to the terms set forth below and to honor a change in such terms only upon receipt of written instruction by the Secured Party; (iv) to return the Mortgage Loan Documentation immediately to the Secured Party (A) upon receipt of a written request by the Secured Party, (B) in the event that the Investor elects not to purchase the Mortgage Loan(s), or (C) in the event that the Mortgage Loan Documentation requires completion and/or correction; and (v) to remit the Purchase Amount to the Secured Party only in strict accordance with the wiring instructions set forth below or in accordance with the written instructions of the Secured Party. Please note that should the Investor remit the Purchase Amount to any other entity or Person, the Secured Party shall not consider the Purchase Amount to have been paid and shall not release its security interests or terminate the responsibilities of the Investor or, if applicable, Investor Custodian, as bailee for the Secured Party until the Purchase Amount has been properly remitted to the Secured Party as set forth herein.

The Secured Party agrees that its security interest in the Mortgage Loan(s) shall be fully released and the responsibilities of the Investor and, if applicable, Investor Custodian, as bailee shall terminate only upon the Investor’s irrevocable payment within thirty (30 days) after the date hereof, to the Secured Party’s bank account designated below of an amount (the “Purchase Amount”) equal to the greater of (1) the purchase price for the Mortgage Loan(s) agreed to by the Investor and Seller and (2) the full amount of all the Transaction(s) related to such Mortgage Loan(s) (as defined in the Repurchase Agreement) in respect of the Mortgage Loan(s), which such amount shall be identified by the Secured Party via written notice (which may be electronic) to the Investor. If the Investor pays a Purchase Amount for the Mortgage Loan(s) that is less than the total amount of all outstanding Transactions with respect to the Mortgage Loan(s), as set forth in clause (2) of the preceding sentence, the Secured Party shall not be required release its security interest in the Mortgage Loan(s) until it has received from the Seller full payment of the difference between (i) the amount paid by the Investor and(ii)  the total of all outstanding Transactions (as defined in the Repurchase Agreement) with respect to such Mortgage Loan(s). All payments by the Investor shall be remitted via federal funds pursuant to the following wire transfer instructions:

BofI Federal Bank

ABA# 122287251

Account # 12072300

In the event that the Investor elects not to purchase the Mortgage Loan(s), the Investor or, if applicable, Investor Custodian, at his sole risk and expense shall return the Mortgage Loan Documentation immediately and in no event later than thirty (30) calendar days after the date hereof to the Secured Party .Investor and the Investor Custodian shall jointly and severally , and upon demand, indemnify Secured Party against, and hold Secured Party harmless from, any and all losses, damages, penalties, fines, forfeitures, including, without limitation legal fees and related costs, judgments and other costs and expenses resulting from or in any way connected with, loss of or damage to the Mortgage Loan Documentation (i)while being delivered to or held by or on behalf of Investor or Investor Custodian, or (ii)in connection with the re-delivery of the Mortgage Loan Documentation to Secured Party. All risks associated with the loss or damage to the Mortgage Loan Documentation shall be and remain with Investor and Investor Custodian from the time that the Mortgage Loan Documentation leaves the premises of the Secured Party through the time that the Mortgage Loan Documentation has been restored to and accepted by Secured Party.

In the event of any inconsistency between the provisions of this letter and the provisions of any other instrument or document delivered by Secured Party to the Investor, the provisions of this letter shall control.

Sincerely,

BofI Federal Bank, as Secured Party

By: Tom Constantine
Title: EVP & Chief Credit Officer
Date:

Irrevocably Acknowledged and Agreed To:

[                                                          ], as bailee for the Secured Party

By:

Title:

Date:

[                                                        ], as Investor Custodian and as bailee for the Secured Party

By:

Title:

Date:

EXHIBIT L

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Pledge”) is executed as of                                           , by and between EXCEL MORTGAGE SERVICING, INC. (the “Seller”), and BofI Federal Bank (“Bank”).

RECITALS

A.            Bank has agreed with Seller pursuant to that certain Master Repurchase Agreement (the “Agreement”) dated May 14, 2012, to purchase from Seller, against the agreement of Seller to repurchase from Buyer, certain Mortgage Loans in Bank’s sole discretion.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

B.            As partial consideration for Bank entering into the Agreement and purchasing Eligible Loans, Seller has agreed to assign and pledge to Bank and grant Bank a security interest in and to certain deposit accounts described herein.

NOW, THEREFORE, for and in consideration of the matters set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Seller does hereby assign and pledge, as collateral for the purpose of securing the performance by Seller of all of Seller’s obligations under the Agreement, all right, title and interest of Sellers in and to the following deposit accounts maintained with Buyer (hereinafter collectively called the “Accounts”), which are more particularly described as follows:

(a)           Cash Pledge Account — Bank account number:

(b)           Operating Account—Bank account number:

Each Account will be a blocked account.  Should an Event of Default occur under the Agreement then Bank may enforce this Pledge in any manner provided by law and charge all or any portion of any sums owing under the Agreement for any reason as provided under the Agreement or herein, to the extent of the withdrawal value of said Accounts.  Should such Event of Default occur, Bank may proceed against the Accounts without exhausting its remedies against any parties liable under the Agreement or against any other security therefor whether in court, by foreclosure, or otherwise, and this Pledge may be enforced and all sums due under said Agreement or under the instruments executed in connection therewith shall be charged to the aforesaid withdrawal value of such pledged Accounts to the extent thereof and the Sellers shall be jointly and severally liable for the excess, if any.

Sellers shall maintain said Accounts with Bank for the full term of this Pledge.

Nothing in the foregoing paragraph shall be construed as requiring Bank to enforce this Pledge.  Bank’s failure to do so on one or more occasions shall not affect Bank’s right so to do; nor will enforcement of such Pledge for less than the full value of the said pledged Accounts impair the effectiveness of the Pledge as to the remaining value thereof.  Bank may elect to enforce its right under the Agreement without resort to the remedies provided in this instrument; in such event the terms of the other documents alone referred to above shall be controlling and no provision hereof shall be construed as requiring Bank to perform any condition precedent to the enforcement of the Agreement and the documents executed in connection therewith against any and all parties thereto.

However, Bank expressly agrees that at such times as the obligations of Sellers under the Agreement have been performed and satisfied without the necessity of Bank exercising its rights hereunder or under the Agreement and any related documents, and no defense against the obligations under the Agreement or adverse claims of ownership to any such security is being asserted, then the Bank shall waive enforcement of this Pledge as to any amounts available in said Accounts in excess of Sellers’ outstanding obligations to Buyer under the Agreement.

From and after the occurrence of an Event of Default under the Agreement or default under any other documents executed in connection therewith, each Seller authorizes Bank, at Bank’s option, to collect and receipt for any and all sums becoming due upon the pledged Accounts, such sums to be held by Bank without liability for interest thereon and applied toward the performance of Sellers’ obligations under the Agreement and any other documents executed in connection therewith hereby secured.  Bank shall have the full control of the pledged Accounts until they are released in accordance herewith.

Bank, in addition to the rights and remedies provided for in the preceding paragraphs, shall have all the rights and remedies of a secured party under the Uniform Commercial Code of California and Bank shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the performance of all obligations under the Agreement and the foreclosure of the security interest created hereby and the resort to any remedy provided hereunder or provided by the Uniform Commercial Code of California, or by any other law of California, shall not prevent the concurrent employment of any other appropriate remedy or remedies.

Bank may remedy any Event of Default, without waiving same, or may waive any Event of Default without waiving any prior or subsequent Event of Default.

The security interest herein created shall not be affected by or affect any other security taken for the performance of obligations under the Agreement hereby secured, or any part thereof, and any extensions may be made for the performance of such obligations without affecting the priority of this pledge or the validity thereof with reference to any third party, and Bank or its successors shall not be limited by any election of remedies if it chooses to foreclose this security interest by suit.

Each Seller further represents to and covenants and agrees with Bank that such Seller will at any time or from time to time, upon the written request of Bank, execute and deliver such further documents and do such other acts and things as Bank may specify for the purpose of further assurance and of effecting the purposes of this Pledge, and otherwise do any and all things and acts whatsoever which Bank may request in order to perfect this Pledge.

The law governing this Pledge shall be the Uniform Commercial Code as adopted in California and other applicable laws of the State of California, and this Pledge shall be performable in San Diego County, California.  All terms used herein that are defined in the California Uniform Commercial Code shall have the same meaning herein as in said Code.

If any clause or provision of this Pledge is illegal, invalid, or unenforceable, under present or future laws effective during the term hereof, then it is the intention of the parties hereto that the remainder of this Pledge shall not be affected thereby, and it is also the intention of the parties hereto that in lieu of each clause or provision that is illegal, invalid or unenforceable, there be added as a part of this Pledge a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

The Accounts evidencing such Pledge are delivered herewith or are authorized to be held by Bank.

The term of this Pledge shall begin on the date hereof and shall expire upon the occurrence of (i) the termination of the Agreement, and (ii) the full and final satisfaction of all obligations of Sellers under the Agreement.

SELLER:

EXCEL MORTGAGE SERVICING, INC.

By
Name:
Title:

ACCEPTED AND AGREED TO: BofI Federal Bank

By
Name:	Tom Constantine
Title:	EVP & Chief Credit Officer

EXHIBIT M

FORM OF PURCHASE CONFIRMATION

[Date]

[Name]

Attention:

BofI Federal Bank (“BofI”) is pleased to confirm your sale and our purchase of the Mortgage Loans described below and on the attached Custodial Mortgage Loan Schedule pursuant to the Master Repurchase Agreement dated as of May 14, 2012 (as amended from time to time, the “Master Repurchase Agreement”) by and among EXCEL MORTGAGE SERVICING, INC. and BOFI Federal Bank under the following terms and conditions:

Market Value:	$
Current Principal Amount of Mortgage Loans:	$
Aggregate Purchase Price:	$
Purchase Date:
Repurchase Date:
Pricing Rate:

ADDITIONAL INFORMATION:
Aggregate Purchase Price (date):	$
Less Previous Aggregate Purchase Price:	$
Less Price Differential due on (date):	$
Net funds due [BOFI]/[Name] on (date):	$

The Master Repurchase Agreement is incorporated by reference into this Transaction Confirmation, is made a part hereof as if it was fully set forth herein and is extended hereby until all amounts due in connection with this Transaction are paid in full.

M-1

All capitalized terms used herein but not defined herein shall have the meanings specified in the Master Repurchase Agreement.

BUYER:

BofI Federal Bank

By:

Name:	Tom Constantine
Title:	EVP & Chief Credit Officer

SELLER:

EXCEL MORTGAGE SERVICING, INC.

By
Name:
Title:

M-2